UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Crane Co.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CRANE

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD CONNECTICUT 06902

Crane Co. cordially invites you to attend the Annual Meeting of Stockholders of Crane Co., at 10:00 a.m., Eastern Daylight Time, on Monday, April 29, 2019 at the Hilton Stamford Hotel, Aspen Meeting Room, 1 First Stamford Place, Stamford, Connecticut.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity to ask questions regarding Crane Co. and its activities. Our 2018 Annual Report to Stockholders accompanies this Proxy Statement.

It is important that your shares be represented at the meeting, regardless of the size of your holdings. If you are unable to attend in person, I urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the internet address or the toll-free telephone number on the proxy card.

Sincerely,

R. S. Evans
Chairman of the Board
March 15, 2019

This Proxy Statement
and the 2018 Annual Report to Stockholders
are available at www.craneco.com/ar

2019 Proxy Statement     1

Notice of Annual Meeting
of Stockholders
April 29, 2019

To the Stockholders of Crane Co.:

THE 2019 ANNUAL MEETING OF STOCKHOLDERS OF CRANE CO. will be held for the following purposes:

WHEN:
April 29, 2019, Monday 10:00 a.m., Eastern Daylight Time

WHERE:
Hilton Stamford Hotel, Aspen Meeting Room, 1 First Stamford Place, Stamford, Connecticut

HOW TO VOTE:

By Phone 800-652-VOTE (8683) in the United States, United States territories, and Canada

By Mail Complete, sign, and return the proxy card

By Internet proxyvote.com

In Person Stockholders at the close of business on February 28, 2019 are entitled to vote at the meeting in person
Proposal		Board Recommendation	Page Reference
Item 1	To elect ten directors to serve for one-year terms until the annual meeting of stockholders in 2020	FOR each director	9
Item 2	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane Co. for 2019	FOR	28
Item 3	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers	FOR	31

In addition, any other business properly presented may be acted upon at the meeting.

In order to assure a quorum at the Annual Meeting, it is important that stockholders who do not expect to attend the Annual Meeting in person fill in, sign, date, and return the enclosed proxy card in the accompanying envelope, or use the internet address or the toll-free telephone number on the enclosed proxy card.

Any stockholder of Crane Co., any past or present employee, and other invitees may attend the 2019 Annual Meeting of Stockholders of Crane Co. (the “Annual Meeting”).

The Board of Directors has fixed the close of business on February 28, 2019 as the record date for the meeting. Stockholders at that date and time are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting. Each share is entitled to one vote. This Proxy Statement and enclosed form of proxy are first being sent to stockholders on or about March 15, 2019.

A complete list of stockholders as of the record date will be open to the examination of any stockholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut 06902, for 10 days before the Annual Meeting, as well as at the Annual Meeting.

By Order of the Board of Directors,

Anthony M. D’Iorio
Secretary

March 15, 2019

IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE CONTACT THE CORPORATE SECRETARY,
CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902,
OR BY EMAIL TO ADIORIO@CRANECO.COM.

2019 Proxy Statement     3

Proxy Summary

Director Nominees

Name and Age	Profession	Director Since	Crane Co. Committees
Martin R. Benante, 66	Retired Chairman of the Board and Chief Executive Officer, Curtiss-Wright Corporation	2015	●Audit Committee (Chair)
Donald G. Cook, 72	General, United States Air Force (Retired)	2005	●Nominating and Governance Committee (Chair) ●Management Organization and Compensation Committee
Michael Dinkins, 64	Retired Executive Vice President and Chief Financial Officer, Integer Holdings Corporation	New Nominee	●Not Applicable
R. S. Evans, 74	Non-executive Chairman of the Board of Crane Co.	1979	●Executive Committee (Chair)
Ronald C. Lindsay, 60	Retired Chief Operating Officer, Eastman Chemical Company	2013	●Management Organization and Compensation Committee
Ellen McClain, 54	Chief Financial Officer, Year Up	2013	●Audit Committee ●Nominating and Governance Committee
Charles G. McClure, Jr., 65	Managing Partner, Michigan Capital Advisors	2017	●Audit Committee ●Nominating and Governance Committee
Max H. Mitchell, 55	President and Chief Executive Officer of Crane Co.	2014	●Executive Committee
Jennifer M. Pollino, 54	Executive Coach and Consultant, JMPollino LLC	2013	●Audit Committee ●Management Organization and Compensation Committee
James L. L. Tullis, 71	Chairman, Tullis Health Investors, Inc.	1998	●Management Organization and Compensation Committee (Chair)

Corporate Governance Highlights

Recent Governance Enhancements

As stated in our Corporate Governance Guidelines, the Board is responsible to help create a culture of high ethical standards. Accordingly, the Board has adopted the following best practices in corporate governance.

Annual election of directors: Following the recommendation of the Board, stockholders approved amendments to declassify the Board of Directors at our 2017 annual meeting of stockholders. Beginning with the 2017 annual meeting, directors whose terms were expiring were elected to serve one-year terms expiring at the following annual meeting. Beginning with the 2019 Annual Meeting, our transition to annual election of all of our directors is complete.

Board renewal (six new directors in last six years): The Board, specifically through the Nominating and Governance Committee, continually evaluates the skills, expertise, integrity, diversity, and other qualities believed to enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company. Since 2013, the Board has added six new directors. See additional information beginning on page 11 about our Board nominees. In addition, this year, the Board has nominated one new director for election by the stockholders for a term to expire at the annual meeting in 2020.

4     Crane Co.

Proxy Summary

Ongoing Board Governance Practices
1.	Separate Chairman and CEO roles	7.	Majority voting and director resignation policy for directors in uncontested elections
2.	100% independent Board committees	8.	Stringent conflict of interest policies
3.	Regular executive sessions of non-management directors	9.	Directors subject to share ownership guidelines and anti-hedging and pledging policies
4.	Annual Board and committee performance self-evaluations	10.	Retirement resignation policy
5.	90% average Board and committee attendance	11.	Strict over-boarding policy for directors
6.	Offer of resignation upon significant change in primary job responsibilities

2018 Performance Highlights

During 2018, we met or exceeded our financial objectives, delivering solid operational performance while continuing to position Crane Co. for long-term stockholder value creation. Despite the Company’s financial and operational performance last year, Crane’s 2018 total stockholder return (“TSR”) was negative, and trailed that of the most relevant benchmark stock indices. However, on a three-year basis, Crane’s TSR increased 59%, substantially better than the performance of the most relevant benchmark stock indices.

Crane Co. TSR for Periods Ending December 31, 2018

Three-year TSR	One-year TSR

Continued to Execute on Near-Term Priorities in 2018

In 2018, the Company delivered strong financial results in line with our operating plan objectives. Specifically:

●	We reported earnings per diluted share (“EPS”) of $5.50 in 2018, compared to $2.84 in 2017. Excluding Special Items*, EPS increased 32% to $5.99 in 2018, from $4.53 in 2017.
●	Free cash flow (cash provided by operating activities, less capital spending) was $305 million in 2018, above our operating plan objectives, and representing a new all-time record despite a $28 million discretionary pension contribution and elevated capital expenditures related to repositioning activities and our new Malta facility.
●	Our reported sales increased 20.1%, driven by benefits from the Crane Currency acquisition, along with core growth** of 2.8% and a 0.4% benefit from favorable foreign exchange.
●	We delivered operating margins, excluding Special Items***, of 15.1% in 2018, just below the prior year’s record level performance.

2019 Proxy Statement     5

Proxy Summary

Adjusted EPS	Free Cash Flow ($m)	Adjusted Operating Margin

*

Special Items impacting EPS in 2018 included an after-tax charge for acquisition and integration costs of $0.40 per share, an after-tax charge of $0.18 per share related to repositioning, net, and a credit of $0.09 per share related to the impact of tax reforms. Special Items impacting EPS in 2017 included a tax charge of $1.44 per share related to recent U.S. tax law changes, an after-tax charge of $0.13 per share related to repositioning, net, and an after-tax charge of $0.11 per share for M&A related items. Special Items in 2016 included an after-tax charge of $2.11 per share relating to the extension of the Company’s asbestos liability estimate, and an after-tax charge of $0.05 per share relating to a legal settlement of certain claims by a former subsidiary.

**	We define core growth as our revenue growth excluding the impact of acquisitions, divestitures and foreign currency translation.
***

Special Items impacting operating margins in 2018 included $29 million of acquisition and integration costs, a $21 million impact from a change in accounting principle, and $15 million of repositioning charges. Special Items impacting operating margins in 2017 included $8 million of M&A related items, $13 million of net repositioning charges, and a $14 million impact from a change in accounting principle. Special Items impacting operating margins in 2016 included a $192 million asbestos provision, a $14 million impact from a change in accounting principle, and a $5 million legal settlement charge.

2018 Compensation Highlights

Compensation Best Practices

The Compensation Committee is firmly committed to implementing a compensation program that aligns management and stockholder interests, encourages executives to drive sustainable stockholder value creation, and helps retain key personnel. Key elements of our pay practices are as follows:

WHAT WE DO
Pay for performance, aligning executive pay with Company results and stockholder returns	Appropriate mix of fixed and variable pay to balance employee retention with Company goals, both annual and long-term
Require significant stock ownership by executives, including 6x base salary requirement for CEO	All incentive compensation subject to clawback
Majority of executive variable pay is delivered in long-term equity-based awards	Compensation Committee retains independent compensation consultant

WHAT WE DON’T DO
No excise tax gross-ups upon change in control	No excessive perquisites for executives
No multi-year guaranteed incentive awards	No SERP benefits, and no further pension benefit accruals for executives
No fixed-duration employment contracts with executive officers	No repricing of options
No hedging or pledging of Company stock	No discounted stock options

6     Crane Co.

Proxy Summary

Pay and Performance Alignment

Over 80% of CEO Target Pay is Performance-Based

The following table summarizes the major elements of our CEO compensation program, which is designed to link pay and performance.

Compensation Element	Key Characteristics
●Determined based on overall performance and competitive compensation data
●Payment based on achievement of Company-wide performance goals relative to pre-established targets ●2018 targets: earnings per share and free cash flow
●Payment based on relative total stockholder return ●Earned shares vest upon conclusion of the three-year performance period ●Value realized dependent on Company stock price performance

●Grants based on individual performance ●Grants vest ratably over four years ●Value realized dependent on Company stock price appreciation

2019 Proxy Statement     7

Proxy Statement

8     Crane Co.

Item 1: Election of Directors

PROPOSAL 1

The Board recommends voting FOR each of the Director Nominees

Crane Co. Board Composition

Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”).

The current Board of Directors currently consists of ten members, nine of whom are independent. Philip R. Lochner, Jr., who has been a member of the Board since 2006, will retire from the Board effective as of the Annual Meeting.

The nine directors whose terms will expire at the time of the Annual Meeting, and until their successors are duly elected and qualified, are Martin R. Benante, Donald G. Cook, R.S. Evans, Ronald C. Lindsay, Ellen McClain, Charles G. McClure, Jr., Max H. Mitchell, Jennifer M. Pollino, and James L. L. Tullis. The Board of Directors has nominated each of them for re-election by the stockholders for a one-year term to expire at the 2020 annual meeting of stockholders. In addition, the Board of Directors has also nominated one new nominee, Michael Dinkins, for election to the Board for a term to expire at the 2020 annual meeting or until his successor is duly elected and qualified. The Board of Directors has determined that all directors other than Mr. Mitchell will be independent directors.

Director Nominating Procedures

The Board believes that a company’s directors should possess and demonstrate, individually and as a group, an effective and diverse combination of skills and experience to guide the management and direction of the Company’s business and affairs. The Board has charged the Nominating and Governance Committee with responsibility for evaluating the mix of skills and experience of the Company’s directors and director nominees, as well as leading the evaluation process for the Board and its committees.

Criteria for Board membership take into account skills, expertise, integrity, diversity, and other qualities which are expected to enhance the Board’s ability to manage and direct Crane Co.’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane Co., and senior level executive experience. In addition, nominees should have the ability to make independent, analytical judgments, and they should be effective communicators with the ability and willingness to devote the time and effort to be an effective and contributing member of the Board.

A director who serves as a chief executive officer may not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee may not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee has proposed, and the Board of Directors recommends, that each of the ten nominees be elected to the Board. If, before the meeting, any nominee becomes unavailable for election as a director, the elected directors may make an interim vacancy appointment to the Board after the Annual Meeting, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

2019 Proxy Statement     9

Item 1: Election of Directors

Board Composition

In conducting its annual review of director skills and Board composition, the Nominating and Governance Committee determined and reported to the Board its judgment that the Board as a whole demonstrates a diversity of organizational experience, professional experience, education and other background, viewpoint, skills, and other personal qualities and attributes that enables the Board to perform its duties in a highly effective manner.

Board Snapshot

Age	Tenure	Diversity

Board Skills and Experience

Our individual Board members have a wide range of skills and experience from within and outside our industry, giving them diverse perspectives from which to oversee the Company’s strategy of manufacturing a diverse range of highly engineered industrial products in markets where we have competitive differentiation and scale, and growing the business globally organically and through domestic and international acquisitions. Our Board members possess expertise in, among other things, acquisitions and other business combinations, diversified industrial operations and manufacturing, international business, corporate finance, and organizational leadership.

Summary of Board Skills and Experience

Public company multinational CEO experience	●			●			●	●
Public company multinational CFO experience			●
General finance acumen	●	●	●	●	●	●	●	●	●	●
Corporate governance/board experience	●	●	●	●	●	●	●	●	●	●
Mergers & acquisitions	●	●	●	●	●	●	●	●	●	●
Manufacturing operations	●		●	●	●		●	●	●
Expertise with one or more of Crane Co.’s	●	●		●	●		●	●	●
end markets
Independent	✓	✓	✓	✓	✓	✓	✓		✓	✓

The Board Composition and Board Skills and Experience sections above reflect the Board’s current ten director nominees. Philip R. Lochner, Jr., is retiring as of the 2019 Annual Meeting and, therefore, is not included in the above. Mr. Dinkins is a new nominee to the Board.

10   Crane Co.

Item 1: Election of Directors

Board of Directors Nominees

Nominees to be Elected for Terms to Expire in 2020

MARTIN R. BENANTE
Age: 66 Director Since: 2015	Crane Co. Committees: Audit (Chair) Common Shares Beneficially Owned: 7,021
Retired Chairman of the Board and Chief Executive Officer of Curtiss-Wright Corporation, Charlotte, NC (supplier of highly engineered products and services to commercial, industrial, defense, and energy markets), having served from 2000 to 2013. Continued as Chairman of the Board to December 2014.

Other Directorships: ●Curtiss-Wright Corporation from 1999 to 2015
Relevant Skills and Experience:
●Strategic, operational, and managerial expertise gained through a more than 35-year career with a leading industrial manufacturer of highly engineered products in critical service applications, serving markets similar to those of the Company

DONALD G. COOK
Age: 72 Director Since: 2005	Crane Co. Committees: Nominating and Governance (Chair); Management Organization and Compensation; Executive Common Shares Beneficially Owned: 22,553
General, United States Air Force (Retired); consultant; independent director.
Other Directorships:
●USAA Federal Savings Bank from 2007 to 2018
●U.S. Security Associates, Inc. from 2011 to 2018
●Cybernance, Inc. since 2016
●Beechcraft LLC (formerly Hawker Beechcraft Inc.) from 2007 to 2014
●Burlington Northern Santa Fe Corporation from 2005 to 2010

Relevant Skills and Experience:
●Significant experience with organizational and intellectual capital matters, and leadership and strategy, gained as a highly decorated United States Air Force Four Star General (retired)
●Commands included Air Education and Training at Randolph Air Force Base, a Flight Training Wing and two Space Wings, and service as a Legislative Liaison in the United States Senate Liaison Office

2019 Proxy Statement   11

Item 1: Election of Directors

MICHAEL DINKINS
Age: 64 Director Since: New Nominee	Crane Co. Committees: N/A Common Shares Beneficially Owned: 0
Retired Executive Vice President and Chief Financial Officer, Integer Holdings Corporation
Other Directorships:
●Community Health Systems, Inc. since 2017 (Member, Audit & Compliance Committee)
●Integer Holdings Corporation from 2008 to 2012
●LandAmerica Financial Group Inc. from 1996 to 2008
●Access Worldwide Communications, Inc. from 1999 to 2002

Relevant Skills and Experience:
●Sophisticated financial expertise acquired through chief financial officer, chief executive officer and financial, IT and internal audit roles
●Significant experience with complex leveraged re-financing, equity financing (IPO and secondary) transactions
●Expertise in the integration of global acquired companies

R. S. EVANS
Age: 74 Director Since: 1979	Crane Co. Committees: Executive (Chair) Common Shares Beneficially Owned: 467,906
Non-executive Chairman of the Board of Crane Co. since 2001. Chairman and Chief Executive Officer of Crane Co. from 1984 to 2001. Chairman and Chief Executive Officer of Medusa Corporation from 1988 to 1999.

Other Directorships: ●HBD Industries, Inc. since 1989 ●Huttig Building Products, Inc. from 1999 to 2015
Relevant Skills and Experience:
●Unique familiarity with the operations, history, and culture of the Company gained as its former Chief Executive Officer and as its Chairman of the Board of Directors, and expertise in corporate finance, acquisitions, and operations and management in a diversified manufacturing company

12   Crane Co.

Item 1: Election of Directors

RONALD C. LINDSAY
Age: 60 Director Since: 2013	Crane Co. Committees: Management Organization and Compensation Common Shares Beneficially Owned: 14,175
Retired Chief Operating Officer of Eastman Chemical Company, Kingsport, TN (manufacturer of specialty chemicals, plastics, and fibers). Chief Operating Officer from 2013 to 2016, and Executive Vice President, Specialty Fluids and Intermediates, Fibers, Adhesives and Plasticizers Worldwide Engineering, Construction and Manufacturing Support, from 2011 to 2013. Positions of increasing responsibility with Eastman Chemical Company from 1980, including Senior Vice President from 2006 to 2009 and Executive Vice President from 2009 to 2013.

Other Directorships: ●Niacet Corporation since 2018
Relevant Skills and Experience:
●Corporate strategy, operational, sales, and manufacturing expertise gained by extensive senior executive experience with Eastman Chemical Company, a leading chemical manufacturer served by the Company’s Fluid Handling Group

ELLEN McCLAIN
Age: 54 Director Since: 2013	Crane Co. Committees: Audit; Nominating and Governance Common Shares Beneficially Owned: 10,553
Chief Financial Officer, Year Up, Boston, MA (not-for-profit provider of job training services) since July 2015. Senior management and financial positions with New York Racing Association, Inc., Ozone Park, NY (operator of thoroughbred racetracks), including President from 2012 to April 2013. Vice President, Finance of Hearst-Argyle Television, Inc., New York, NY (operator of local television stations) from 2004 to 2009.

Other Directorships: ●None
Relevant Skills and Experience:
●Financial, operational and organizational expertise gained as Chief Financial Officer, Chief Operating Officer, and President of public and private enterprises
●Broad experience as an executive with responsibility for organizational issues, financial expertise, and human resources

2019 Proxy Statement   13

Item 1: Election of Directors

CHARLES G. McCLURE, JR.
Age: 65 Director Since: 2017	Crane Co. Committees: Audit; Nominating and Governance Common Shares Beneficially Owned: 3,010
Managing Partner of Michigan Capital Advisors (private equity firm investing in Tier 2 and 3 global automotive and transportation suppliers). Prior to co-founding Michigan Capital Advisors in 2014, served from 2004 to 2013 as Chairman of the Board, CEO and President of Meritor, Inc., a leading global supplier of drivetrain, mobility, braking, and aftermarket solutions for commercial vehicle and industrial markets.

Other Directorships: ●DTE Energy Company since 2012 ●Penske Corporation since 2013 ●3D Systems since 2017, and chairman beginning in 2018
Relevant Skills and Experience:
●More than 35 years of experience in corporate strategy, manufacturing, sales, operational, and intellectual capital expertise in various industries, including transportation
●Proven leadership skills with over 20 years of experience as Chief Executive Officer, president, and director of major domestic and international corporations, as well as a member of the boards of industry organizations

MAX H. MITCHELL
Age: 55 Director Since: 2014	Crane Co. Committees: Executive Common Shares Beneficially Owned: 690,296
President and Chief Executive Officer of the Company since 2014; President and Chief Operating Officer from 2013 to January 2014; Executive Vice President and Chief Operating Officer from 2011 to 2013; Group President, Fluid Handling segment of the Company from 2005 to 2012.

Other Directorships: ●Lennox International, Inc. since 2016
Relevant Skills and Experience:
●Comprehensive knowledge of the Company’s culture and operations gained from successive positions of increasing responsibility including President of its Fluid Handling Group, Chief Operating Officer and Chief Executive Officer
●Significant experience developing and driving corporate strategy and optimizing portfolio results
●Extensive knowledge of and experience with the global end markets in which the Company trades
●Broad and successful international and domestic M&A experience

14   Crane Co.

Item 1: Election of Directors

JENNIFER M. POLLINO
Age: 54 Director Since: 2013	Crane Co. Committees: Audit; Management Organization and Compensation Common Shares Beneficially Owned: 10,553
Executive Coach and Consultant, JMPollino LLC, Charlotte, NC since 2012. Executive Vice President, Human Resources and Communications, Goodrich Corporation, Charlotte, NC (aerospace products manufacturer) from 2005 to 2012. Prior positions at Goodrich included President and General Manager of Goodrich Aerospace’s Aircraft Wheels & Brakes Division and of its Turbomachinery Products Division, and Vice President and General Manager of Goodrich Aerospace, Aircraft Seating Products.

Other Directorships: ●Wesco Aircraft Holdings, Inc. since 2014 ●Kaman Corporation since June 2015
Relevant Skills and Experience:
●Broad experience as an aerospace industry senior executive with responsibility for corporate governance, intellectual capital, and organizational issues, as well as financial expertise, gained in over 20 years as senior executive and general manager with a leading aerospace products company
●Financial expertise gained as controller of savings and loan association and field accounting officer at Resolution Trust Corporation
●Certified Public Accountant

JAMES L. L. TULLIS
Age: 71 Director Since: 1998	Crane Co. Committees: Management Organization and Compensation (Chair) Common Shares Beneficially Owned: 25,992
Chairman, Tullis Health Investors, LLC (venture capital investments in the health care industry) from 1988 to the present.
Other Directorships: ●Lord Abbett Mutual Funds since 2006; Chairman since 2017 ●electroCore, Inc. since 2018 ●Alphatec Holdings, Inc. since 2018
Relevant Skills and Experience:
●Financial and organizational expertise gained as Chief Executive Officer of venture capital investment group
●Significant experience and expertise in management, strategy and governance matters gained as director of several public and private companies, including serving as chairman and on the compensation, nominating and governance, audit and executive committees of public companies.

Vote Required

Our By-laws provide that nominees for director and directors running for re-election to the Board without opposition must receive the affirmative vote of a majority of votes cast. Any director who fails to receive the required number of votes for re-election is required by Crane Co. policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee.

2019 Proxy Statement   15

Item 1: Election of Directors

Independent Status of Directors

Standards for Director Independence

No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Crane Co. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence. Any of the following relationships would preclude a director from qualifying as an independent director:

●	The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane Co. other than as an interim Chairman or interim CEO, unless at least three years have passed since the end of such employment relationship.
●	The director is an employee, or the director’s immediate family member is an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane Co. for property or services, if the amount of such payments exceeded the greater of $1 million or 2% of the other organization’s consolidated gross revenues.
●	The director has received, or the director’s immediate family member has received, direct compensation from Crane Co., if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $120,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane Co.
●	The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who personally works on the audit of Crane Co. at, a firm that is the internal or external auditor of Crane Co., or the director was, or the director’s immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Crane Co. audit at that time.
●	The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane Co.’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.
●	The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane Co., if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent. In addition, the Nominating and Governance Committee reviews all charitable contributions in excess of $10,000 by the Company or its affiliated Crane Fund for Widows and Children or Crane Foundation to any organization for which a director or his or her spouse or other immediate family member serves as a trustee, director, or officer or in any similar capacity. There were no such contributions in 2018.

Crane Co.’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which apply to Crane Co.’s directors and to all officers and other employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are available on our website at www.craneco.com/governance. Crane Co. intends to satisfy any disclosure requirements concerning amendments to, or waivers of, the Code of Ethics by posting such information at that website address.

16   Crane Co.

Item 1: Election of Directors

Independence of Directors

The Nominating and Governance Committee has reviewed whether any of the directors other than Mr. Mitchell, who is Chief Executive Officer of Crane Co., has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Crane Co.) and, as such, would be reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee and the Management Organization and Compensation Committee, the additional requirements under Sections 10A and 10C, respectively, of the Securities Exchange Act of 1934 and the associated rules. The Nominating and Governance Committee determined that, other than Mr. Mitchell, all of Crane Co.’s current directors and all persons who served as a director of Crane Co. at any time during 2018 are independent in accordance with the foregoing standards, and the Board of Directors has reviewed and approved the determinations of the Nominating and Governance Committee.

In reaching their determinations regarding the independence of the other directors, the Committee and the Board applied the Standards for Director Independence described above and determined that there were no transactions that were likely to affect the independence of any director’s judgment.

Board Renewal

At the 2017 annual meeting, our stockholders voted to declassify the Board of Directors, reducing the term of office for directors from three years to one year. In connection with this change, the Corporate Governance Guidelines were amended to increase the retirement age for directors from 72 to 75. Each director who has attained the age of 75 as of the record date for an annual meeting of stockholders is required to tender his or her resignation from the Board. The Corporate Governance Guidelines also require a director to tender his or her resignation from the Board if there is a significant change in his or her primary job responsibilities that could impact the skills or perspectives they bring to the Board. The Nominating and Governance Committee then makes a recommendation to the Board, based on a review of all the circumstances, whether the Board should accept the resignation or ask the director to continue on the Board.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise, and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management, or by stockholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane Co.’s expense.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the person has the potential to be a good candidate, the Committee would seek to gather information from or about the person, review the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the person. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a prospective candidate is recommended by a stockholder, although, as stated below, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

2019 Proxy Statement   17

Item 1: Election of Directors

Board Effectiveness

Our Board of Directors, led by our Nominating and Governance Committee, evaluates the size and composition of our Board of Directors at least annually, giving consideration to evolving skills, diversity, perspective, and experience needed on our Board of Directors to perform its governance and oversight role as the business transforms and the underlying risks change over time. Below are steps our Board has recently taken to proactively improve our Board effectiveness.

Steps To Improve Board Effectiveness	Outcomes

✓Identify director candidates with diverse backgrounds and experiences

✓Annual Board and committee performance self-evaluations

✓Retirement resignation policy

✓Strict over-boarding policy for directors

Six new directors over the past six years Expanded qualifications and diversity, including the number of women and ethnically diverse directors, represented on the Board One new director nominee for the 2019 Annual Meeting

Further skills added to the board include:

●Significant international M&A experience
●Public company CFO experience
●Military and defense expertise

Nominations by Stockholders

In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. A stockholder proposing to nominate a director must provide the following information about the nominating stockholder and the director nominee, and must update such information as of the record date for the meeting:

●	the number of shares of Company stock, including details regarding any derivative securities, held by the nominating stockholder and the director nominee and any of their respective affiliates or associates;
●	a description of any agreement regarding how the director nominee would vote, if elected, on a particular matter, including a representation that there are no other understandings;
●	a description of any agreement with respect to compensation as a director from any person other than Crane Co., including a representation that there are no other understandings;
●	a representation that the director nominee will comply with all publicly disclosed Board policies, including those relating to confidentiality;
●	a completed questionnaire similar to the one required of existing directors, a copy of which the Corporate Secretary will provide upon request;
●	a description of any material interest the nominating stockholder has in any such nomination; and
●	any other information about the proposed candidate that would, under the Securities and Exchange Commission’s proxy rules, be required to be included in our proxy statement if the person were a nominee.

Such notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

Any stockholder recommendation for next year’s annual meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 31, 2019, and no later than January 30, 2020.

18   Crane Co.

Item 1: Election of Directors

Majority Voting for Directors and Resignation Policy

Our By-laws provide that nominees for director and directors running for re-election to the Board without opposition must receive a majority of votes cast. Any director who fails to receive the required number of votes for re-election is required by Crane Co. policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Committee will consider such tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director, and whether the director’s resignation from the Board would be in the best interests of the Company and its stockholders.

Board’s Role and Responsibilities

The Board is responsible for, and is committed to, overseeing the business and affairs of the Company and providing guidance for sound decision making and accountability. It reviews the performance of our management, and establishes guidelines and performance targets for our executive compensation program. The Board has adopted a comprehensive set of Corporate Governance Guidelines that set forth the Company’s governance philosophy, policies, and practices, and provide a framework for the conduct of the Board’s business.

Strategic Oversight

Our Board takes an active role in overseeing management’s formulation and implementation of its strategic plan. It receives a comprehensive overview of management’s strategic plan for all of the Company’s businesses annually, and receives periodic updates from individual businesses at other regularly scheduled Board meetings throughout the year. The Board provides insight and feedback to senior management, and, if necessary, challenges management on the Company’s strategic direction. The Board also monitors and evaluates, with the assistance of the Chief Executive Officer, the Company’s strategic results, and approves all material capital allocation decisions.

Risk Oversight

The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s operations, financial position, and reputation, including compliance with applicable laws and regulations. The Board has charged the Audit Committee with responsibility for monitoring the Company’s processes and procedures for risk assessment, risk management, and compliance, which includes receiving regular reports on environmental remediation activities, and on any violations of law or Company policies and consequent corrective action. The Audit Committee receives presentations regarding these matters from management at each in-person meeting (at least quarterly). The Company’s Director of Compliance and Ethics, as well as the Chief Audit Executive, has regular independent communications with the Audit Committee. The Chair of the Audit Committee reports any significant matters to the Board as part of his reports on the Committee’s meetings and activities.

The Board receives an annual presentation by management on the Company’s risk management practices. The Board also receives reports from management at each meeting regarding operating results, the Company’s asbestos liability, pending and proposed acquisition and divestiture transactions (each of which must be approved by the Board before completion), capital expenditures, and other matters.

In addition, the Management Organization and Compensation Committee of the Board has established a process for assessing the potential that the Company’s compensation plans and practices may encourage executives to take risks that are reasonably likely to have a material adverse effect on the Company. The conclusions of this assessment are set forth in the Compensation Discussion and Analysis under the heading “Compensation Risk Assessment” on page 48.

2019 Proxy Statement   19

Item 1: Election of Directors

Coordination Among Board Committees Regarding Risk Oversight

Board of Directors

Audit Committee	Management Organization and Compensation Committee	Nominating and Governance Committee
●Financial reporting risk ●Legal and compliance risk ●Performance assessment and compensation of the independent auditor ●Cybersecurity risk ●Fraud risk ●Environmental risk	●Performance assessment and compensation of CEO and other executive officers ●Management succession planning ●Risk review of incentive compensation arrangements	●Governance risk ●Board succession planning ●Board and committee performance evaluation

Management Succession Planning

We have a comprehensive Intellectual Capital (“IC”) process at Crane Co. that encompasses careful and rigorous talent selection, systematic training and personalized development, and an annual assessment of performance and potential. A key element of the IC process is the identification of management succession needs and opportunities, whether arising from natural career growth and development, voluntary turnover, retirements, or other causes. Such management succession planning forms part of our annual strategy review process for each of our businesses, and the senior management levels are reviewed with the Board annually.

Stockholder Engagement

The Company regularly meets with current and potential stockholders, both to provide transparency about its operations and results, and to better understand the investment community’s perception of the Company’s performance and corporate strategy. During 2018, the Company attended meetings with approximately 150 different investors at conferences, during investor roadshows, and at industry events. Crane Co. typically hosts an annual investor day event in New York City during the first quarter of the year to provide a thorough review of the prior year’s results, to discuss the Company’s outlook for the current year, and to review the Company’s corporate strategy and capital allocation policies.

In September 2018, the Company also hosted a full-day investor event at Crane Payment Innovations headquarters in Malvern, PA, to provide investors with an opportunity to learn more about our Payment and Merchandising Technologies segment, including Crane Currency which was acquired in January of 2018.

Our Director of Investor Relations and/or our Chief Financial Officer provide feedback from the investor and analyst meetings formally to the Board of Directors on a quarterly basis. Additional viewpoints and commentary from investors and analysts are incorporated into our annual strategic review which is presented to the Board of Directors every September.

20   Crane Co.

Item 1: Election of Directors

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any Chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane Co., c/o Corporate Secretary, 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, stockholders should use the following e-mail address: adiorio@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether they contain a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane Co. or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Board Structure

Board Leadership Structure

Our Corporate Governance Guidelines do not require that the roles of Chairman of the Board and Chief Executive Officer be held by different individuals, as the Board believes that effective board leadership structure can be highly dependent on the experience, skills, and personal interaction between persons in leadership roles and the needs of the Company at the time. These leadership roles are currently filled separately by our non-employee Chairman of the Board, R. S. Evans, who possesses extensive experience with the Company and its operations, and by our Chief Executive Officer, Max H. Mitchell. To assist in defining this leadership structure, the Board adopted a position description for the role of the non-employee Chairman of the Board, which is incorporated into our Corporate Governance Guidelines. The principal duties are as follows:

●	Provide leadership to the Board and ensure that each director is making an appropriate contribution;
●

Guide the Board’s discharge of its duties, including reviewing corporate strategy, monitoring risk management and compliance activities, and evaluating senior management performance and succession planning;

●	Maintain an effective relationship with the Chief Executive Officer and act as a liaison between the Chief Executive Officer and the Board;
●	Chair meetings of the Board of Directors and the Annual Meeting;
●	Organize and approve the agendas for Board meetings based on input from directors and the Chief Executive Officer; and
●	Conduct a performance evaluation of the Board.

The Board will continue to monitor and assess its leadership structure to ensure it best services the needs of the Company and its stockholders.

2019 Proxy Statement   21

Item 1: Election of Directors

Committees of the Board

The Board of Directors has established an Audit Committee, a Management Organization and Compensation Committee, and a Nominating and Governance Committee. The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily convened. The memberships of these committees during 2018 were as follows:

Audit Committee

Roles and Responsibilities

The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Co.’s accounting, auditing, financial reporting, internal control, and legal compliance functions. The Audit Committee has the authority and responsibility for the appointment, retention, compensation, and oversight of our independent auditors.

Independence

All members of the Audit Committee meet the independence and expertise requirements of the NYSE, and all qualify as “independent” under the provisions of Securities and Exchange Commission Rule 10A-3. In addition, the Board of Directors has determined that each of Mr. Benante, Ms. McClain, and Ms. Pollino is an “audit committee financial expert” as defined in regulations of the Securities and Exchange Commission. The Audit Committee met eight times in 2018. The Audit Committee’s report appears beginning on page 29.

Members M. R. Benante (Chair) P. R. Lochner, Jr. E. McClain C. G. McClure, Jr. J. M. Pollino

Management Organization and Compensation Committee

Roles and Responsibilities

The duties of the Management Organization and Compensation Committee include: coordinating the annual evaluation of the Chief Executive Officer; recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer; approving the compensation of other executive officers and reviewing the compensation of other officers and business unit presidents; reviewing director compensation; administering the annual incentive compensation plans and stock incentive plan; reviewing and approving any significant changes in or additions to compensation policies and practices, including benefit plans; and reviewing management development and succession planning policies.

Independence

All members of the Management Organization and Compensation Committee meet the independence requirements of the NYSE. The Management Organization and Compensation Committee met six times in 2018. The Management Organization and Compensation Committee’s report appears on page 51.

Members D. G. Cook R. C. Lindsay J. M. Pollino J. L. L. Tullis (Chair)

22   Crane Co.

Item 1: Election of Directors

Nominating and Governance Committee

Roles and Responsibilities

The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors, and responsibility for and oversight of corporate governance matters.

Independence

All members of the Nominating and Governance Committee meet the independence requirements of the NYSE. The Nominating and Governance Committee met four times in 2018.

Members D. G. Cook (Chair) P. R. Lochner, Jr. E. McClain C. G. McClure, Jr.

Executive Committee

Roles and Responsibilities

The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily convened. The Executive Committee may exercise any of the powers of the Board of Directors, except for approving an amendment of the Certificate of Incorporation or By-laws; adopting an agreement of merger or sale of all or substantially all of Crane Co.’s assets or dissolution of Crane Co.; filling vacancies on the Board or any committee thereof; or electing or removing officers. The Executive Committee had no meetings during 2018.

Members D. G. Cook R. S. Evans (Chair) M. H. Mitchell

Executive Sessions of Non-Management Directors

Three of the meetings of the Board during 2018 included executive sessions without management present, presided over by R. S. Evans, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he or she is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee, and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Attendance

The Board of Directors met seven times during 2018. Each director attended over 90% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane Co.’s policy that each of our directors attend our annual meetings; all members of the Board were present at the 2018 annual meeting.

2019 Proxy Statement   23

Item 1: Election of Directors

Board Processes

Board and Committee Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of the Board. It is essential to monitor the Board, committee, and individual director performance and consider and act upon the feedback provided by each Board member. The Nominating and Governance Committee, in consultation with the Chairman of the Board, is charged with overseeing an annual self-assessment of the Board’s performance, as well as an annual self-assessment undertaken by each committee of the Board. The multistep evaluation process begins with a questionnaire, and includes discussions with the Chairman and Board members, and discussions between Committee Chairs and the members of their respective committee. The results are provided to the full Board, and the Board’s policies and practices are updated as appropriate to reflect director feedback.

Director Education

It is important for directors to stay current and informed on developments in corporate governance best practices in order to effectively discharge their duties. Our directors are provided updates on corporate governance developments at regularly scheduled board meetings, receive a focused, in-house governance and compliance training session annually, and are encouraged to participate in programs offered by nationally recognized organizations that specialize in director education. The Company reimburses its directors for their reasonable costs and attendance fees to participate in such programs.

Conflicts of Interest; Transactions with Related Persons

Crane Co. has established two Conflict of Interest Policies: CP-103, to which all officers and salaried employees are subject, and CP-103D, to which non-employee directors are subject. Those who are subject to the policies are required to disclose to the General Counsel in writing each outside relationship, activity, and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. The General Counsel will determine whether the matter does or does not constitute an impermissible conflict of interest, or may in his or her discretion refer the question to the Nominating and Governance Committee, which will review the facts and make a recommendation to the Board. All directors, executive officers, and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 or CP-103D, as applicable, and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which the director or officer or any member of his or her family has a direct or indirect material interest. The Board of Directors is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval, or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable Securities and Exchange Commission rules.

Corporate Governance Documents

The Board of Directors has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy-making and decision-making at both the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are available on our website at www.craneco.com/investors/corporate-governance.

Copies of the charters of the Board committees are available on our website at www.craneco.com/CharterAudit; www.craneco.com/CharterCompensation; and www.craneco.com/CharterNominating, respectively.

24   Crane Co.

Item 1: Election of Directors

Corporate Governance and Sustainability

We value global diversity, respect human rights and the rule of law, and recognize environmental management among our highest priorities throughout the corporation. The following are examples of our actions and policies aimed at health and safety, governance and ethics, diversity and inclusion, supply chain management, and protecting the environment.

Health & Safety
●Strongly committed to the health and safety of our associates, and strive to continuously reduce the incidence and severity of job-related injuries
●Utilize safe technologies, training programs, effective risk management practices, and sound science in our operations to minimize risk to our associates

Governance & Ethics
●Annual review of Corporate Governance Guidelines by the Board of Directors and outside experts
●Code of Business Conduct and Ethics adopted by our Board of Directors, as well as anti-bribery policies, and policies prohibiting the Company from engaging in the political process; associates are encouraged to participate in the political process privately if they wish
●Mandatory annual training for associates on ethics and anti-bribery
●Maintain an actively-managed, anonymous ethics hotline

Diversity & Inclusion
●Commitment to diversity on our Board of Directors, and across our global workforce, with a focus on developing an inclusive and high-performance culture with trust and respect
●Focused development for our associates leveraging a structured intellectual capital process with constructive reviews and various talent/leadership development initiatives endorsed by the executive management team

Supply Chain Management
●Regularly audit and assess our supply chain
●Maintain a strict supplier code of conduct that sets expectations about supplier behavior with respect to compensation, hours of labor, coercion and harassment, discrimination, workplace safety, environmental protection, and commercial bribery

Protecting the Environment
●Comply with all applicable environmental laws governing the use, storage, discharge and disposal of hazardous or toxic material
●Seek to improve the operation of our facilities through the efficient use of energy and sustainable use of renewable resources, and commitment to waste reduction, recycling, and responsible waste disposal

2019 Proxy Statement   25

Item 1: Election of Directors

Compensation of Directors

Director Compensation Program

The members of the Board of Directors, other than Mr. Mitchell, receive the following compensation:

●	A retainer of $195,000 per year ($210,000 beginning in 2019), payable $75,000 in cash ($80,000 beginning in 2019) and $120,000 in the form of Deferred Stock Units (“DSUs”) of equivalent value ($130,000 beginning in 2019); the terms of DSUs are described immediately below. A director may also elect to receive up to 100% of the cash retainer in DSUs or elect to receive all or a portion of the cash retainer in fully vested shares of Crane Co. stock;
●	A retainer of $25,000 per year for the Chair of the Audit Committee;
●	A retainer of $15,000 for each of the Chair of the Management Organization and Compensation Committee and the Chair of the Nominating and Governance Committee; and
●	A retainer of $10,000 for each member of the Audit Committee other than the Chair; $7,500 for each member of the Management Organization and Compensation Committee or the Nominating and Governance Committee other than the Chair; and $2,000 per year for each member of the Executive Committee other than the Chief Executive Officer.

No meeting fees will be paid unless the total number of meetings exceeds three more than the regularly scheduled meetings of the Board of Directors and the relevant committees. The compensation of Mr. Mitchell, who is Chief Executive Officer in addition to having been a director since January 31, 2014, is shown in the Summary Compensation Table on page 53.

Mr. Evans, the non-employee Chairman of the Board, receives the same annual retainer as a non-employee director plus an incremental retainer of $110,000, payable in cash (or up to 100% in DSUs or fully vested shares, at the election of the Chairman), pursuant to an agreement under which the Company also provides him with an office, office assistant, and technical support. The Company also has a time-sharing agreement with Mr. Evans under which he is permitted personal use of the corporate aircraft, for which he reimburses the Company the aggregate incremental cost. See “Other Arrangements with our Named Executive Officers—Use of Company Aircraft” on page 50.

DSUs are issued each year as of the date of the annual meeting; are forfeitable if the director ceases to remain a director until Crane Co.’s next annual meeting, except in the case of death, disability, or change in control; and entitle the director to receive an equivalent number of shares of Crane Co. stock, plus accumulated dividends, upon the director’s ceasing to be a member of the Board. In April 2018, each non-employee director received DSUs pursuant to this plan: Mr. Evans received 3,196 DSUs and the remaining non-employee directors each received 1,258 DSUs.

Stock Ownership Guidelines for Directors

The Board of Directors has adopted stock ownership guidelines that require each director to hold shares of Crane Co. stock having a fair market value not less than five times the cash portion of the annual retainer for directors, currently $75,000 ($80,000 beginning in 2019). A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. As of the Record Date, all directors who had attained their fifth anniversary of service were in compliance with this ownership guideline.

26   Crane Co.

Item 1: Election of Directors

Director Compensation in 2018

The following table shows the compensation in 2018 of all directors except for Mr. Mitchell, our Chief Executive Officer, whose compensation is shown in the Summary Compensation Table on page 53.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
M. R. Benante	96,250	129,214	225,464
E. T. Bigelow(3)	25,500	6,073	31,573
D. G. Cook	99,000	145,722	244,722
R. S. Evans	2,000	337,412	339,412
R. C. Lindsay	63,750	138,573	202,323
P. R. Lochner, Jr.	92,500	154,095	246,595
E. McClain	92,500	134,042	226,542
C. G. McClure, Jr.	83,193	123,524	206,717
J. M. Pollino	92,500	134,042	226,542
P. O. Scannell(4)	1,875	2,543	4,418
J. L. L. Tullis	90,000	145,722	235,722

(1)

Amounts in this column include the value of vested shares of Crane Co. common stock received in lieu of cash retainers at the election of the director. For 2018, this included 71 fully vested shares for Mr. Lindsay and 35 fully vested shares for Mr. McClure.

(2)

Amounts shown in this column reflect the grant date fair value for awards of DSUs made during the indicated year. The grant date fair value of each DSU granted on April 23, 2018 was $95.42. The assumptions on which this valuation is based are set forth in Note 6 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019. Awards of DSUs during 2018, all made pursuant to the 2018 Stock Incentive Plan (together with any predecessor equity compensation plans of the Company, the “Stock Incentive Plan”), were as follows:

●	1,258 DSUs to each of Messrs. Benante, Cook, Lindsay, Lochner, McClure and Tullis, Ms. McClain and Ms. Pollino and 3,196 DSUs to Mr. Evans on April 23 in connection with the Annual Meeting;
●	An aggregate of 293.35 additional DSUs to each of Messrs. Cook and Tullis; 371.19 additional DSUs to Mr. Evans; 211.80 additional DSUs to Mr. Lindsay; 388.83 additional DSUs to Mr. Lochner; 160.14 additional DSUs to Ms. McClain and Ms. Pollino; and 105.10 additional DSUs to Mr. Benante, and 40.22 additional DSUs to Mr. McClure all in connection with the payment of regular quarterly dividends of Crane Co. stock on March 9, June 8, September 10, and December 10.
●	Additional DSUs of 62.66 to Mr. Bigelow and 26.24 DSUs to Mr. Scannell in connection with the payment of regular quarterly dividends of Crane Co. stock on March 9.
(3)	Mr. Bigelow retired from the Board effective as of the Annual Meeting on April 23, 2018.
(4)	Mr. Scannell resigned from the Board effective as of the Annual Meeting on April 23, 2018.

At December 31, 2018, each non-employee director held the following number of DSUs:

M. R. Benante	7,021.00
D. G. Cook	18,982.30
R. S. Evans	24,482.37
R. C. Lindsay	13,867.76
P. R. Lochner, Jr.	25,025.05
E. McClain	10,553.22
C. G. McClure, Jr.	2,857.51
J. M. Pollino	10,553.22
J. L. L. Tullis	18,982.30

2019 Proxy Statement   27

Item 2: Ratification of the Selection of Auditors

PROPOSAL 2

The Board recommends voting FOR the Ratification of the Selection of Deloitte & Touche LLP as the Company’s independent auditors for 2019

The Board of Directors proposes and recommends that the stockholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditors for Crane Co. for 2019. Deloitte & Touche LLP has been Crane Co.’s independent auditor since 1979. Although ratification of this selection is not required by law, the Board of Directors believes it is desirable as a matter of corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane Co.’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

Unless otherwise directed by the stockholders, proxies that are properly executed and returned will be voted for approval of the ratification of Deloitte & Touche LLP to audit our consolidated financial statements for 2019.

Annual Evaluation and Selection of Auditors

The Audit Committee is responsible to select, in its sole discretion, the firm of independent auditors to audit Crane Co.’s financial statements for each fiscal year. The Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditors, including resolution of any disagreements that arise between management and the auditor regarding financial reporting or other audit, review or attest services for the Company. The independent auditors report directly to the Audit Committee.

The Committee annually reviews and evaluates the performance of the Company’s independent auditors. In evaluating the independent auditors, the Audit Committee considers, among other things, the quality of the independent auditor’s service, the sufficiency of its resources, its independence and objectivity, and the length of time the firm has been engaged as Crane Co.’s independent auditors.

Principal Accounting Firm Fees

Set forth below is a summary of the fees paid for the years ended December 31, 2018 and 2017 to Crane Co.’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2018	2017
	(in thousands)
Audit fees(a)	$5,433	$5,545
Audit-related fees(b)	396	400
Tax fees(c)	924	784
All other fees(d)	7	2
Total	$6,760	$6,731

(a)

Audit services consisted of: (i) audit of Crane Co.’s annual financial statements; (ii) reviews of Crane Co.’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents, and other services related to Securities and Exchange Commission matters.

28   Crane Co.

Item 2: Ratification of the Selection of Auditors

(b)	Audit-related services consisted of: (i) benefit plan audits; (ii) agreed-upon procedures reports; and (iii) financial accounting and reporting consultations.
(c)	Fees for tax compliance services totaled $494 and $612 in 2018 and 2017, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred, to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $430 and $171 in 2018 and 2017, respectively.
(d)	Fees for all other services billed consisted of fees for software licenses.

	2018	2017
Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees, and tax compliance fees	7%	6%
Percentage of non-audit services approved by the Audit Committee	100%	100%

Pre-Approval Policy and Procedures

Securities and Exchange Commission rules under the Sarbanes-Oxley Act of 2002 prohibit independent auditors of public companies from providing certain non-audit services, and require that other non-audit services be approved by the Audit Committee. The Company’s policy implementing this requirement has been in place since January 2003. That policy:

●	specifies certain types of services that our independent auditors are prohibited from performing;
●	requires that management prepare a budget for non-prohibited services at the beginning of each fiscal year, and present the budget to the Audit Committee for their approval; and
●	requires that any expenditure outside of the budget also be approved by the Committee in advance.

Vote Required

Approval of the above resolution requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. (See Questions and Answers About These Proxy Materials and the Annual Meeting, page 70).

Report of the Audit Committee

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Crane Co. All the members of the Committee qualify as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to below do not assure that the audit of Crane Co.’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles, or that Crane Co.’s auditors are in fact “independent.”

In discharging its oversight responsibility as to the audit process, the Committee:

●	received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence;

2019 Proxy Statement   29

Item 2: Ratification of the Selection of Auditors

●	discussed with the independent auditors their independence, and any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence;
●	received a report on the quality control procedures of the independent auditors;
●	discussed with management, the internal auditors, and the independent auditors the quality and adequacy of Crane Co.’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget, and staffing;
●	reviewed with the independent auditors and the internal auditors their respective audit plans and audit scope;
●	reviewed with management the risk assessment and risk management procedures of Crane Co., as well as the procedures and findings of Crane Co.’s compliance program;
●	discussed the results of the internal audit examinations;
●	discussed with the independent auditors the matters required to be discussed under auditing standards, rules, and statements promulgated by the Public Company Accounting Oversight Board, including Auditing Standard No. 1301, “Communications with Audit Committees”; and
●	discussed and reviewed, both with and without members of management present, the independent auditors’ examination of the financial statements.

The Committee reviewed the audited financial statements of Crane Co. as of and for the year ended December 31, 2018, with management and the independent auditors. Management is responsible for the preparation, presentation, and integrity of Crane Co.’s financial statements, Crane Co.’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane Co.’s independent auditors are responsible for performing an independent audit of Crane Co.’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that Crane Co.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

The Committee approved a policy regarding services by Crane Co.’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2019. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors; the Board of Directors concurred in such appointment and directed that this action be presented to stockholders for ratification.

Submitted by:

The Audit Committee of the
Board of Directors of Crane Co.

Martin R. Benante, Chair
Philip R. Lochner, Jr.
Ellen McClain
Charles G. McClure, Jr.
Jennifer M. Pollino

Incorporation by Reference. The Audit Committee Report in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not be deemed filed under those Acts, except to the extent that Crane Co. specifically incorporates any such matter in a filed document by reference.

30   Crane Co.

Item 3: Advisory Vote on Compensation of Named Executive Officers

PROPOSAL 3

The Board recommends voting FOR the Advisory Vote to Approve the Compensation of our Named Executive Officers

Based on the recommendation of stockholders at the Company’s 2017 annual meeting of stockholders, and the Board’s consideration of that recommendation, the Company has determined that it will hold a non-binding advisory vote to approve the compensation paid by the Company to its named executive officers every year, until the next required stockholder vote to recommend the frequency of such votes in 2023. Accordingly, we are asking stockholders to express their opinion on the compensation of the named executive officers in 2018, as described in the pages that follow in this Proxy Statement.

We believe that the compensation of our executive officers should be:

●	closely linked to the performance of the Company as a whole, the executive’s business unit (as applicable), and the individual executive;
●	aligned with the Company’s annual operating plan and long-term strategic plans and objectives;
●	attractive in the markets in which we compete for executive talent; and
●	structured so as to reward actions in accordance with the Company’s values and standards and to discourage the taking of inappropriate risks, and thereby to uphold Crane Co.’s high standards of business ethics and corporate governance.

The Compensation Discussion and Analysis beginning on page 32 explains in detail the elements of the Company’s executive compensation program and the steps taken by the Company to ensure that the program, as implemented in 2018, was aligned with these core principles. Balancing annual and long-term compensation elements, the program directly links incentive compensation for executives with increases in stockholder value, principally by means of annual cash bonuses based on achievement of performance goals set by the Committee at the beginning of the year, performance-based restricted share units that vest in accordance with the Company’s total stockholder return relative to the S&P Mid-Cap 400 Capital Goods Group over a three-year period, and stock options and time-based restricted share units that vest over a four-year period. The Company believes that this system, as put into practice under the supervision of the Management Organization and Compensation Committee, is instrumental in enabling the Company to achieve superior financial performance and investor returns.

The Board strongly endorses the Company’s actions in this regard, and recommends that stockholders vote for the following resolution:

RESOLVED, that the 2018 compensation of the named executive officers as disclosed in the Proxy Statement is approved.

Unless otherwise directed by the stockholders, proxies that are properly executed and returned will be voted for the resolution.

Vote Required

Approval of the above resolution requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. (See Questions and Answers About These Proxy Materials and the Annual Meeting, page 70.) In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related Securities and Exchange Commission rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company’s stockholders as expressed by their votes.

2019 Proxy Statement   31

Compensation Discussion and Analysis

We believe that compensation should be directly linked to performance and highly correlated to stockholder value. This section of the Proxy Statement explains how, under the guidance of our Management Organization and Compensation Committee (the “Committee”), our executive compensation program is designed and operated with respect to our “named executive officers” or “NEOs,” whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement:

Max H. Mitchell	President and Chief Executive Officer
Richard A. Maue	Senior Vice President and Chief Financial Officer
Louis V. Pinkham	Senior Vice President
Bradley L. Ellis	Senior Vice President
Anthony M. D’Iorio	Vice President, General Counsel, and Secretary

Executive Compensation Index

Section	Page
Executive Summary – This section details compensation highlights, business activities in the past year that have an impact on compensation, and a high level overview of our compensation practices.	33
Compensation Principles – This section describes our pay for performance philosophy and the principles by which our Compensation Committee has designed the incentive compensation programs.	38
Elements of Compensation and 2018 Decisions – This section provides a detailed description of the elements that make up our compensation program and the rationale behind the metrics and corresponding performance targets.	38
Compensation Decision-Making Process – This section outlines roles, responsibilities, and the process behind compensation decisions, as well as the means by which our peer group is reviewed and selected. We also explore the principal conclusions for the committee’s decisions.	44
Policies and Practices Related to Our Executive Compensation Program – This section details our compensation risk assessment and varying policies in place to reinforce our good compensation governance.	48
Other Arrangements with Our Named Executive Officers – This section describes other important agreements between Crane Co. and the NEOs.	49

32   Crane Co.

Compensation Discussion and Analysis

Executive Summary

During 2018, we met or exceeded our financial objectives, delivering solid operational performance while continuing to position Crane Co. for long-term stockholder value creation. Despite the Company’s financial and operational performance last year, Crane’s 2018 TSR was negative, and trailed that of the most relevant benchmark stock indices. However, on a three-year basis, Crane’s TSR increased 59%, substantially better than the performance of the most relevant benchmark stock indices.

Crane Co. TSR for Periods Ending December 31, 2018

Three-year TSR	One-year TSR

Given the Committee’s consistent focus on aligning pay with performance, all variable elements of management’s compensation increased compared to 2017, reflecting the improved business performance and total stockholder return compared to the prior year.

2018 Performance Highlights

Continued to Execute on Near-Term Priorities in 2018

In 2018, the Company delivered strong financial results in line with our operating plan objectives. Specifically:

●	We reported earnings per diluted share (“EPS”) of $5.50 in 2018, compared to $2.84 in 2017. Excluding Special Items*, EPS increased 32% to $5.99 in 2018, from $4.53 in 2017.
●	Free cash flow (cash provided by operating activities, less capital spending) was $305 million in 2018, above our operating plan objectives, and representing a new all-time record despite a $28 million discretionary pension contribution and elevated capital expenditures related to repositioning activities and our new Malta facility.
●	Our reported sales increased 20.1%, driven by benefits from the Crane Currency acquisition, along with core growth** of 2.8% and a 0.4% benefit from favorable foreign exchange.
●	We delivered operating margins, excluding Special Items***, of 15.1% in 2018, just below the prior year’s record level performance.

2019 Proxy Statement   33

Compensation Discussion and Analysis

Adjusted EPS	Free Cash Flow ($m)	Adjusted Operating Margin

*	Special Items impacting EPS in 2018 included an after-tax charge for acquisition and integration costs of $0.40 per share, an after-tax charge of $0.18 per share related to repositioning, net, and a credit of $0.09 per share related to the impact of tax reforms. Special Items impacting EPS in 2017 included a tax charge of $1.44 per share related to recent U.S. tax law changes, an after-tax charge of $0.13 per share related to repositioning, net, and an after-tax charge of $0.11 per share for M&A related items. Special Items in 2016 included an after-tax charge of $2.11 per share relating to the extension of the Company’s asbestos liability estimate, and an after-tax charge of $0.05 per share relating to a legal settlement of certain claims by a former subsidiary.
**	We define core growth as our revenue growth excluding the impact of acquisitions, divestitures and foreign currency translation.
***	Special Items impacting operating margins in 2018 included $29 million of acquisition and integration costs, a $21 million impact from a change in accounting principle, and $15 million of repositioning charges. Special Items impacting operating margins in 2017 included $8 million of M&A related items, $13 million of net repositioning charges, and a $14 million impact from a change in accounting principle. Special Items impacting operating margins in 2016 included a $192 million asbestos provision, a $14 million impact from a change in accounting principle, and a $5 million legal settlement charge.

Continue to Pursue Consistent Long-Term Strategy

Crane Co. is a diversified manufacturer of highly engineered industrial products. We choose to compete in markets where we have competitive differentiation and scale. We will continue to leverage our resources as an integrated operating company, and to reinvest in our three global growth platforms—Fluid Handling, Payment and Merchandising Technologies, and Aerospace and Electronics—both organically and through strategic acquisitions. We believe that this strategy will enable us to deliver above-median EPS growth over time.

We will continue to execute this strategy while remaining committed to the values of our founder, R.T. Crane, who resolved to conduct business “in the strictest honesty and fairness; to avoid all deception and trickery; to deal fairly with both customers and competitors; to be liberal and just toward employees; and to put my whole mind upon the business.”

With this framework, we continued to position the Company for long-term sustainable growth in 2018. Specific accomplishments included the following:

●	Substantial acquisition activity:
	●	Crane Currency was acquired in January 2018 for $800 million on a cash-free and debt-free basis, and it is a strategic adjacency to our Crane Payment Innovations (CPI) business. Crane Currency was the second largest acquisition by purchase price in Crane Co.’s history. The acquired business is a fully integrated supplier of secure, durable, and well-designed banknotes for central banks all over the world. It is also a pioneer in advanced micro-optics security technology, providing a wide range of engaging visual effects in features that increase the level of security and trust in banknotes. We expect that the technology overlap between Crane Currency and Crane Payment Innovations will enable these businesses to collaborate on next generation currency technologies. We exceeded our first-year accretion target by a substantial amount, giving us confidence in achieving our long-term objectives for this business.

34   Crane Co.

Compensation Discussion and Analysis

●	We completed integration activities related to two acquisitions in 2017:
	●	Microtronic AG was acquired for approximately $18 million. Microtronic strengthens Crane Payment Innovations’s portfolio of cashless solutions.
	●	Westlock Controls was acquired for $40 million. Westlock is part of our Fluid Handling business, where its products and technologies are accelerating progress in sensing and digital connectivity.
●	Our funnel of acquisition targets remains robust, and we continue to actively pursue acquisitions across all three of our global growth platforms.

●	New product development. We successfully introduced a number of new products and solutions across our portfolio during 2018. Among others:
●	The process valve business within our Fluid Handling segment continued to gain traction commercializing its recently launched quarter-turn triple offset valve, made substantial progress introducing a new line of low-pressure gate, globe, and check valves for non-power applications, and successfully launched a range of sleeve-plug valve with an improved top seal technology. Outside of the process business, our Building Services & Utilities business launched the MK3 line of pressure independent control valves (PICV), and our Crane Pumps & Systems business launched the SITHE chopper and BLADE grinder pump lines.

●	Our Crane Payment Innovations (CPI) business launched the breakthrough Pay Pod solution for small-and mid-sized business payment automation, one of the business’s first OEM solutions, and moving upstream from its traditional position as a component provider. CPI also introduced the Easitrax Live smart cashbox system for the gaming industry, and the business continues to develop new connected solutions for several of its served end markets.
●	At Crane Aerospace & Electronics, we are capping an unprecedented period of engineering development for new, single aisle aircraft such as the Boeing 737MAX, Airbus A320, Embraer E2, and COMAC C919. This business is shifting its engineering efforts from application- and specification-based programs to a focus on emerging technologies we expect will be necessary to support the next generation of commercial and military aircraft. These technologies include wireless sensing, advanced pumps and transmitters, high power management for more electric-based aircraft, directed energy, landing gear monitoring and control, advanced microwave systems, and connected cabin systems.

●	Progress on share gain initiatives. We gained share across most of our portfolio during 2018. Some notable examples:
●	At Fluid Handling, we believe that approximately half of our core growth in 2018 was attributable to share gains, with notable progress with Saunders HC4 product sales in India and Europe, our Engineered Check valves leveraging our new, in-house cryogenic testing capabilities, and Resistoflex extended life products.

●	At Payment & Merchandising Technologies, we gained notable share in the North American and Japanese retail and gaming markets, leveraging new product introductions including the SCR product line and Easitrax Live.
●	Following the completion of the Space Fence project in 2016 utilizing proprietary Multi-Mix® microwave technology, our Aerospace & Electronics business delivered on another large, ground-based radar project.
●	Engineered Materials improved its share position in the Recreational Vehicle market leveraging its new Crane Gold coiled product.

2019 Proxy Statement   35

Compensation Discussion and Analysis

●	Initiated proactive repositioning actions. At the end of 2017, we approved repositioning actions in our Fluid Handling, Payment & Merchandising Technologies, and Aerospace & Electronics businesses. These actions reflect the benefits of our business system, where we drive a relentless pursuit of efficiencies across the Company. These specific actions include consolidating certain facilities that will not only improve our cost position, but enable us to meet higher expected future demand levels and provide a footprint that we believe will best serve our customers. In total, these actions are expected to generate $30 million of annual savings by 2020. During 2018, we also announced the closure of Crane Currency’s banknote printing facility in Tumba, Sweden, with printing activity moving to a recently completed state-of-the-art facility in Malta. The move of banknote printing to Malta will substantially improve the cost position and competitiveness of Crane Currency’s international business.
●	Reinvesting savings from corporate tax reform. In early 2018, we estimated that benefits from the Tax Cuts & Jobs Act (“TCJA”) would benefit 2018 EPS by approximately $0.50. However, we chose to re-invest a portion of those savings to accelerate certain growth investments, most notably at CPI, with additional investments in Fluid Handling and Aerospace & Electronics. We expect to continue those investments at a lower run-rate in 2019, before these accelerated growth initiatives wind down by the end of 2019. These investments have helped position our businesses for stronger growth in the years ahead.

Taken together, we believe that the actions taken during 2018 position the Company for years of profitable growth, and that the combination of our core, underlying business prospects, along with the recent acquisitions, repositioning initiatives, and capital deployment potential, lay the groundwork for average adjusted EPS growth of approximately 10%, on average, over a multi-year period.

Compensation Framework

The mix of target total direct compensation (base salary, target annual incentive awards, and long-term incentive awards) for 2018 was structured to deliver the following approximate proportions of total compensation to our Chief Executive Officer and the other NEOs (on average) if target levels of performance are achieved.

A Substantial Majority of CEO and over 65% of other NEOs Target Pay is Performance-Based

36   Crane Co.

Compensation Discussion and Analysis

Pay for Performance Alignment

Strong Correlation Between Pay and Performance. A substantial majority of the compensation for our Named Executive Officers is performance-based and thus varies with the Company’s actual performance. Annual bonuses for our CEO and other corporate NEOs, which are linked to EPS and free cash flow, were 124% of target in 2016, 104.3% of target in 2017, and 109.8% of target in 2018. Vesting of performance-based restricted share units (PRSUs) granted to our NEOs was 115.4% of target for the three-year period 2014-2016, 169.8% of target for the three-year period 2015-2017 and 185.6% of target for the three-year period 2016-2018, as shown in the chart below. Vesting of PRSUs is based on the percentile ranking of the Company’s TSR relative to the TSRs of the other constituent companies in the S&P MidCap 400 Capital Goods Group.

PRSU Payout Directly Tied to Crane’s Relative TSR

Percentile Rank of Crane Co. TSR vs. TSRs of All Other
Companies in S&P MidCap 400 Capital Goods Group

Stockholder Feedback

For the annual advisory non-binding vote regarding compensation of our NEOs at the 2018 annual meeting, more than 96% of the votes cast were in favor of the resolution approving NEO compensation in 2017.

Compensation Best Practices

The Committee is firmly committed to implementing a compensation program that aligns management and stockholder interests, encourages executives to drive sustainable stockholder value creation, and helps retain key personnel. Key elements of our pay practices are set forth in the Proxy Summary and explained in more detail in the “Policies and Practices Related to Our Executive Compensation Program” section beginning on page 48.

2019 Proxy Statement   37

Compensation Discussion and Analysis

Compensation Principles

We believe that compensation should be directly linked to performance and highly correlated to stockholder value. The principles that guide us as we make decisions involving executive compensation are that compensation should be:

1	Based on: ✓overall performance of the Company ✓performance of the executive’s business unit, as applicable ✓individual performance of the executive	2	Aligned with the annual operating plan and longer term strategic plans and objectives to build sustainable value for stockholders	3	Competitive given relevant and appropriate market conditions in order to attract and retain highly qualified executives	4

Consistent with high standards of corporate governance and designed to avoid encouraging executives to take risks that are reasonably likely to have a material adverse effect on the Company or to behave in ways that are inconsistent with the Company’s objectives, values, and standards of behavior.

We also believe that it is important for our NEOs and other executives to have an ongoing long-term investment in the Company as outlined below under “Stock Ownership Guidelines” beginning on page 48.

We design our performance-based incentive compensation so that variation in performance will result in meaningful variation in the earned compensation paid to our NEOs and other key executives. Thus, actual compensation amounts will vary above or below targeted levels depending on performance of the Company and/or business unit and achievement of individual performance goals.

Elements of Compensation and 2018 Decisions

The following table summarizes the major elements of our executive officer compensation program.

Compensation Element	Principal Objectives	Key Characteristics

Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	●Determined based on overall performance, level of responsibility, competitive compensation data, and comparison to other Company executives
Annual Incentive Plan	To motivate executive officers to achieve annual financial performance goals	●Payment based on achievement of business unit and Company-wide performance goals relative to annual pre-established targets
Performance- Based Restricted Share Units (PRSUs)	To motivate executive officers to drive long-term profitable growth	●Payment based on relative total stockholder return ●Earned shares vest upon conclusion of the three-year performance period
Stock Options	To attract and retain executive officers and align their interests with stockholder interests	●Grants vest ratably over four years ●Value realized dependent on Company stock price appreciation
Time-Based Restricted Share Units (TRSUs)	To retain executive officers and drive profitable growth	●Grants vest ratably over four years ●Value realized varies with Company stock price performance

38   Crane Co.

Compensation Discussion and Analysis

To further align pay and performance, long-term awards to the CEO are comprised solely of PRSUs (60%) and stock options (40%). The CEO does not receive TRSUs.

Selection of Performance Measures for Incentive Awards

As discussed further below, the principal performance measures selected by the Committee to drive annual incentive compensation are, for the Chief Executive Officer and other corporate executives including Messrs. Maue and D’Iorio in 2018, earnings per share and free cash flow (cash provided by operating activities less capital spending) for the Company as a whole and, for executives with direct or supervisory operating unit responsibility including Messrs. Ellis and Pinkham in 2018, operating profit and free cash flow for their respective business units. These performance criteria were chosen because they are aligned with the Company’s long-term strategic goal of driving profitable growth, both organically and through acquisition, which we believe will increase shareholder value. The relative weighting of these metrics was designed to ensure an appropriate balance between profit achievement and maintaining a strong and efficient balance sheet. The weighting of these metrics, the same as in 2016 and 2017, was designed for profitable growth as the primary objective but with a significant ancillary objective in maintaining a strong and efficient balance sheet. For our PRSUs, the performance measure is total stockholder return (TSR) for the Company over a three-year period relative to the TSR of the constituent companies in the S&P Midcap 400 Capital Goods Group, a meaningful measure of stockholder value.

Competitive Positioning of Incentive Awards

For annual bonus and long-term stock-based compensation, the Committee calibrates award values for targeted performance by reference to the 50th percentile of competitive peer company compensation, recognizing that the competitive range of the median is +/- 15% of the benchmarking data. Within that range, the competitive positioning for individual executives may vary above or below the median based on factors such as tenure, experience, proficiency in role, and criticality to the organization. As noted above, the Committee may determine to increase or decrease long-term stock-based compensation based on Company and/or individual performance during the previous year, the Company’s stock price relative to historical stock price trends, availability of shares in the Company’s Stock Incentive Plan, and other factors.

Base Salary

Base salary is fixed compensation paid to each executive for performing normal duties and responsibilities. We determine the amount at the date of hire based on competitive market data, current salary levels within the Company, and the compensation value needed to attract the particular executive. We review and determine the amount annually based on the executive’s overall performance, competitive compensation data, level of responsibility, and comparison to other Company executives.

Base salaries for certain executive officers were increased effective January 22, 2018. After giving effect to annual merit increases in January 2018, the base salaries for our named executive officers were all within the competitive range of +/- 15% in relation to the 50th percentile of competitive market data per the Company’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”).

Annual Incentive Compensation

We pay our executive officers cash bonuses based on the attainment of Company and business unit performance goals established at the beginning of the year and an assessment of individual performance conducted at the end of the year.

Early in the year, the Committee establishes and approves the annual target bonus objectives and award opportunities for each of our named executive officers, subject to review and approval by the Board in the case of the Chief Executive Officer.

2019 Proxy Statement   39

Compensation Discussion and Analysis

In making determinations about performance targets, the Committee considers a variety of factors including financial elements of the annual operating plan, comparison to prior year results, the general business outlook for the coming year, the opinions of analysts who follow the Company, and our diversified industrial manufacturing peers.

Our Chief Executive Officer and other officers participate in the discussions regarding annual incentive objectives so they can provide their input and understand the expectations of each incentive plan component. Each participating executive receives a confirmation of his or her annual bonus objectives and payout range after it has been approved by the Committee. Annual incentive plan objectives are not modified during the year, although the Committee may determine to exclude certain special items impacting earnings per share or free cash flow, either known at the beginning of the year or occurring during the year.

The Committee reviews the performance results for the Annual Incentive Plan, including Company and business unit results and individual performance, at its regularly scheduled January meeting, which is generally the first meeting following the end of the Company’s fiscal year. Based on this review, the Committee determines and approves the annual cash bonuses for each of our executive officers.

Annual Incentive Objectives for 2018—CEO and Other Corporate NEOs

Performance metrics for 2018 consisted of earnings per share and free cash flow (cash provided by operating activities less capital spending), weighted 75% / 25% respectively, for the Chief Executive Officer and other corporate NEOs. In addition to the targeted performance goals, for each performance metric, the Committee set minimum threshold and maximum cap values, so that actual payouts could range from 0% to 200% of the target award amounts.

For earnings per share, the Committee established a target of $5.70 to align with our annual operating plan. The Committee also established a payout range for earnings per share from $4.56 (0% payout) to $6.84 (200% payout). For free cash flow, the Committee established a target of $280 million. For this performance metric, the Committee established a payout range from $196 million (0% payout) to $364 million (200% payout).

Corporate Objectives	Target ($)		Actual (adjusted) ($)		Performance relative to Target	Weight	Payout %
Earnings per share	5.70		5.69		99.1%	75%	74.4
Free cash flow	280	M	315	M	141.7%	25%	35.4
Weighted payout %							109.8

The graphs below show the performance targets and related ranges set by the Committee in February 2018 and the actual performance in 2018 for the corporate financial metrics, as adjusted by the Committee for purposes of bonuses under the Annual Incentive Plan.

Crane Co. 2018 Adjusted Earnings	Crane Co. 2018 Adjusted Free Cash Flow
Per Share Performance was 99.1% of Target	Performance was 141.7% of Target
Adjusted EPS	Adjusted FCF

40   Crane Co.

Compensation Discussion and Analysis

Performance Targets and Bonuses for Operations NEOs in 2018

For Messrs. Pinkham and Ellis, Senior Vice Presidents with responsibility for certain business operations (Aerospace & Electronics, Payment & Merchandising Technologies and Engineered Materials in the case of Mr. Pinkham, and our Fluid Handling businesses in the case of Mr. Ellis), performance metrics for 2018 were operating profit (70% of target bonus) and free cash flow (30% of target bonus) based on results of the businesses for which they were responsible.

The performance metrics approved by the Committee for Mr. Pinkham were aggregate operating profit of our Aerospace & Electronics, Payment & Merchandising Technologies and Engineered Materials businesses, with a target of $428.1 million (100% payout) and a payout range from $342.5 million (0% payout) to $489.6 million (200% payout), and aggregate free cash flow from such businesses, with a target of $320.0 million (100% payout) and a payout range from $254.8 million (0% payout) to $370.0 million (200% payout).

The performance metrics approved by the Committee for Mr. Ellis were aggregate operating profit of the Fluid Handling businesses, with a target of $145.3 million (100% payout) and a payout range from $113.0 million (0% payout) to $173.9 million (200% payout), and aggregate free cash flow from such businesses, with a target of $79.2 million (100% payout) and a payout range from $60.5 million (0% payout) to $96 million (200% payout).

Operations Objectives—L. V. Pinkham	Target ($)		Actual (adjusted) ($)		Performance relative to Target	Weight	Payout %
Operating profit	428.1	M	431.9	M	106.1%	70%	74.3
Free cash flow	320.0	M	332.0	M	123.2%	30%	36.9
Weighted payout %							111.2

Operations Objectives—B. L. Ellis	Target ($)		Actual (adjusted) ($)		Performance relative to Target	Weight	Payout %
Operating profit	145.3	M	144.9	M	99.0%	70%	69.3
Free cash flow	79.2	M	76.7	M	88.8%	30%	26.6
Weighted payout %							95.9

Named Executive Officers’ Bonuses for 2018

In January 2019, the Committee reviewed management’s reports on the performance of the Company, the relevant business units, and the individual named executive officers in 2018 against the relevant bonus objectives. In considering Company performance, the Committee excluded certain items as reported from earnings per share and free cash flow. The resulting calculations resulted in a corporate payout percentage of 109.8%. The approved payout percentages and cash bonuses for our corporate and operations NEOs for 2018 are as follows:

Named Executive Officer	Bonus Target % of Salary	Bonus Target ($)	Payout %	Bonus Paid ($)
M. H. Mitchell	110%	1,104,675	109.8	1,212,478
R. A. Maue	75%	421,200	109.8	462,304
L. V. Pinkham	70%	373,065	111.2	414,946
B. L. Ellis	70%	317,240	95.9	304,229
A. M. D’Iorio	70%	280,000	109.8	307,325

2019 Proxy Statement   41

Compensation Discussion and Analysis

Long-Term Equity Incentive Compensation

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options and PRSUs, as well as retention of employees through TRSUs. We believe that employees approach their responsibilities more like owners as their holdings of and potential to own stock increase.

The Committee determined an overall target dollar value for long-term equity incentive awards for each of the named executive officers. In determining these amounts, the Committee considered the competitive market data compiled by FW Cook, Company and individual performance in 2017, and our historical grant practices including the number of shares and the fair market value of the stock. The Committee then allocated the total target dollar amount among the applicable award types, as follows: for our Chief Executive Officer, 60% as PRSUs and 40% as stock options; and for each of the other named executive officers, 50% as PRSUs, 35% as stock options, and 15% as TRSUs. To determine the target number of PRSUs and the number of stock options and TRSUs, the Committee divided the applicable dollar amount by the closing price of our common stock for the PRSUs and TRSUs and by the Black-Scholes accounting value for the stock options (rounded in each case to the nearest whole share).

The table below sets forth, for each of our named executive officers, the dollar value used by the Committee and resulting number of shares for the awards.

	Long-Term Incentive
	Options		PRSUs*		TRSUs		LTI Total ($)
Named Executive Officer	$	#	$	#	$	#
M. H. Mitchell	1,480,003	83,193	2,220,025	23,769	—	—	3,700,028
R. A. Maue	384,993	21,641	550,033	5,889	165,038	1,767	1,100,064
L. V. Pinkham	279,997	15,739	400,032	4,283	120,019	1,285	800,048
B. L. Ellis	203,003	11,411	290,007	3,105	86,955	931	579,965
A. M. D’Iorio	175,000	9,837	250,032	2,677	75,000	803	500,032

*	As noted above, the Committee determined the number of target PRSUs using the dollar amount shown above divided by the closing price of our common stock, $93.40, on the date the awards were approved. In contrast, the amounts included in the Summary Compensation Table and Grants of Plan-Based Awards Table are based on the grant date fair value of the PRSUs determined using financial accounting assumptions as required to be disclosed by SEC rules, determined to be $111.24 per share. As a result, the value of the PRSUs included in those tables differs from the values shown above. See footnote 1 to the Summary Compensation Table and footnote 5 to the Grants of Plan-Based Awards Table for additional information on the grant date fair value of the PRSUs.

PRSUs – 3-year performance period based on relative TSR

The Committee grants to NEOs and other senior executives PRSUs with three-year performance vesting conditions based on relative total stockholder return as described below, thus directly linking this form of stock-based compensation to returns received by our stockholders relative to comparator industrial companies. See “Pay for Performance Alignment” in the Executive Summary of this discussion regarding actual payout results for recent PRSU awards, including the award covering the 2016-2018 performance period.

	PRSU Grants (current)
Performance Level	CR Relative TSR	Shares Earned % of Target
Below Threshold	< 25th percentile	0%
Threshold	25th percentile	25%
Target	50th percentile	100%
Maximum	75th percentile	200%

42   Crane Co.

Compensation Discussion and Analysis

Shares Earned % of Target

The vesting of PRSUs awarded to members of the senior leadership team in January 2018 will be based on a relative measurement of total stockholder return (share price change plus reinvested dividends), or TSR, for Crane Co. over the three-year period January 1, 2018 through December 31, 2020 (with the share price for such purpose being defined as the average of the closing prices for the last 20 trading days in 2018 and 2020, respectively) compared to TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Vesting of the PRSUs as shares of Crane Co. common stock will be determined by the formula indicated above for new grants.

For TSR between the 25th and 50th percentiles and between the 50th and 75th percentiles, the vesting is interpolated on a straight-line basis. If Crane Co.’s TSR for the three-year period is negative, the maximum vesting is capped at 100% regardless of performance relative to peers. In addition, the maximum value that can be earned under the PRSUs (total shares earned multiplied by the final share price) is capped at four times the original grant value. Holders of PRSUs are not entitled to receive dividends or dividend equivalent payments during the performance period, prior to vesting.

Options – 25% per year over four years

Under the Stock Incentive Plan, stock options must be granted at no less than fair market value on the date of grant and are subject to vesting terms as established by the Committee (currently 25% per year over four years). Stock option awards comprise 35% of the annual LTI grant value for each NEO (40% for the CEO), vest ratably over four years and have 10-year terms. Accordingly, employees can realize a gain only if the share price increases from the date of grant, directly linking this incentive compensation to increases in stockholder value. Although broad market dynamics can strongly influence our share price, the Committee believes that with stock options our senior level management employees are motivated to take actions that improve the share price, such as profitable sales growth through organic growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations, and prudent use of free cash flow through capital expenditures, dividends, acquisitions, and stock repurchases.

TRSUs – 25% per year over four years

The Stock Incentive Plan also authorizes the Committee to grant restricted share units, or RSUs, subject to such terms and conditions as the Committee may deem appropriate. Like the stock options, the TRSUs granted to our non-CEO NEOs vest ratably over four years.

Retirement Benefits

The NEOs other than Messrs. Maue and Pinkham have accrued retirement benefits under the Company’s defined benefit pension plan, which was closed to employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. Messrs. Maue and Pinkham, and the other NEOs beginning in 2014, participate in a defined contribution retirement plan under which the Company contributes 3% of salary and bonus annually (the contribution rate was 2% prior to 2014), subject to the limitations on contributions to tax-qualified retirement plans under applicable federal tax regulations.

2019 Proxy Statement   43

Compensation Discussion and Analysis

The NEOs also participate in our Benefit Equalization Plan, which is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. Benefits accrued under this plan are not funded or set aside in any manner. In the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in the Company’s tax-qualified pension plan of three percent per year prior to age 65. The NEOs with defined benefit accounts in this plan are Messrs. Mitchell and Ellis. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Effective January 1, 2014, the Benefit Equalization Plan was amended to cover participants’ benefits under the defined contribution retirement plan referenced above, and the Committee extended the participation in this Plan to certain senior leadership executives, and currently includes all of the named executive officers.

Other Compensation

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table and the accompanying footnotes set forth the details of other compensation received by the named executive officers. In certain cases, such as the Crane Co. contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams and other personal benefits, the compensation is only provided to certain key employees (including the named executive officers), and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices. For example, our named executive officers are eligible for reimbursement for the cost of their executive physicals bi-annually, subject to an expense cap of $2,000. This benefit provides our named executive officers with additional flexibility to proactively manage their health and wellness. Our executives bear all taxes associated with such benefits.

In the case of personal use of the corporate aircraft, this benefit is restricted to the Chief Executive Officer and the Chairman of the Board. Our Chief Executive Officer, Mr. Mitchell, has an agreement with Crane Co. pursuant to which he is not required to reimburse the Company for personal use until the aggregate incremental cost reaches $100,000, and thereafter he is required to reimburse the Company for all incremental cost incurred above that amount. The net incremental cost to Crane Co. above the reimbursed amount is included in the “All Other Compensation” column of the Summary Compensation Table. The Board of Directors has approved this personal use of the aircraft for Mr. Mitchell because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Mitchell and thereby benefits Crane Co. For more information regarding the use of the Company aircraft, see the section captioned “Use of Company Aircraft” on page 50.

Compensation Decision-Making Process

Committee’s Role

The Committee is responsible for oversight of our executive compensation program. With respect to the compensation of our Chief Executive Officer, the Committee determines his compensation, subject to review by the Board of Directors. With respect to our other executive officers, the Committee determines their compensation after reviewing the recommendations of the Chief Executive Officer. The Committee administers the Annual Incentive Plan, reviewing and setting the performance targets for the CEO and other corporate officers subject to review by the Board of Directors, setting performance targets for all other participants after reviewing the recommendations of the Chief Executive Officer, and reviewing and approving the annual bonuses based upon actual performance. The annual bonus calculations are also reviewed by our independent auditors. The Committee also administers the Stock Incentive Plan and approves all grants of stock options and RSUs.

44    Crane Co.

Compensation Discussion and Analysis

The Committee is assisted in these responsibilities by its independent compensation consultant, FW Cook. Although Crane Co. pays the fees and expenses of FW Cook, the firm is retained by the Committee. FW Cook does not perform any other compensation related services for Crane Co. The Committee reviews the independence of FW Cook each year and has concluded that its work for the Committee has not raised any conflict of interest.

Role of CEO and Management

The Chief Executive Officer and certain other senior corporate officers play an important role in supporting the Committee in the discharge of its responsibilities. Management maintains records and provides historical compensation data to the Committee and FW Cook, as well as the annual operating plan and the actual performance results from which annual bonuses are determined. The Chief Executive Officer, together with other senior corporate officers, presents recommendations to the Committee regarding performance targets under the Annual Incentive Plan and long-term equity incentives under the Stock Incentive Plan. The Chief Executive Officer and other officers participate in the discussions regarding annual and long-term incentive objectives so they can provide their input and understand the expectations for each incentive plan component.

Compensation Consultant and Market Data

Each year, FW Cook reviews the Company’s compensation peer group against certain size-related metrics and alignment with the Company’s business segments and complexity of operations. When and as appropriate, FW Cook proposes the addition of other companies to the compensation peer group to replace companies that have been acquired or made substantial changes to their business portfolio, or when the Company’s profile has materially changed due to mergers or acquisitions. The 18-company peer group below was used by FW Cook to develop comparative compensation data for the Committee in setting 2018 compensation targets, and was unchanged from the peer group used for 2017.

Compensation Peer Group for 2018

Actuant Corporation	Esterline Technologies Incorporated	Roper Industries, Inc.
Ametek, Inc.	Flowserve Corporation	SPX Corporation
Carlisle Companies Incorporated	Harsco Corporation	The Timken Company
Colfax Corporation	IDEX Corporation	Teledyne Technologies Incorporated
Curtiss-Wright Corporation	ITT Corporation	Trinity Industries, Inc.
Dover Corporation	Pentair, Inc.	Woodward, Inc.

In light of the Crane Currency acquisition that closed in 2018, the Committee requested FW Cook to reevaluate the compensation peer group to be used for 2019 compensation decisions. Based on FW Cook’s review, the Committee approved the following 20-company peer group for setting 2019 compensation targets:

Compensation Peer Group for 2019

Ametek, Inc.	Flowserve Corporation	Snap-On Incorporated
Carlisle Companies Incorporated	Hubbell Incorporated	SPX Corporation
Colfax Corporation	IDEX Corporation	Teledyne Technologies Incorporated
Curtiss-Wright Corporation	ITT Inc.	The Timken Company
Donaldson Company, Inc.	Pentair, plc	Woodward, Inc.
Dover Corporation	Regal Beloit Corporation	Xylem Inc.
Esterline Technologies Incorporated	Rexnord Corporation

2019 Proxy Statement   45

Compensation Discussion and Analysis

FW Cook provides the Committee with comparative compensation data on the peer companies from publicly available sources and, in addition, comparative compensation data compiled from a broad group of general industry companies with revenues ranging from $1.0 billion to $5.0 billion, appropriately size-adjusted to determine market values for companies of comparable size to the Company or business unit, as applicable. This data includes base salary, target bonus opportunity, and long-term incentive compensation for the named executive officers. The Committee uses this comparative data during its review of salaries, annual target cash incentive compensation, and aggregate stock option and RSU grant values for Mr. Mitchell and the other NEOs, with the view that all elements of target total direct compensation should be calibrated by reference to the 50th percentile of competitive market data for targeted performance, with significant upside potential for performance that exceeds target and lesser (or zero) payouts if performance is below target. The Committee may use its judgment and discretion to vary the award values, based on Company and individual performance during the previous year, historical stock price trends, and other factors.

The Company’s comparator group for PRSUs granted in January of 2018 is the S&P Midcap 400 Capital Goods Group, consisting of approximately 40 companies and including 11 of the companies in our compensation peer group. The Committee selected the larger comparator group for PRSU purposes based on the view (with which FW Cook concurs) that a larger group is appropriate for measuring relative TSR over a three-year period because (1) company size is less relevant for TSR comparisons than benchmarking target pay levels, (2) the larger group best represents the universe of companies with which Crane competes for investor capital and (3) it is less likely to be meaningfully affected by the loss of constituent companies during the period. In addition, the S&P Midcap 400 Capital Goods Group is a regularly published listing with all the necessary data to make the required calculations.

Self-Assessment Process

Each year, the Chief Executive Officer proposes a set of goals and objectives for himself, which are reviewed and approved by the Board as part of an annual self-assessment and review process managed by the Committee. The goals and objectives include quantitative goals based on the annual operating plan and related metrics, as well as certain qualitative objectives relating to business strategy, organization, and intellectual capital development. At the end of each year, our Chief Executive Officer prepares and delivers to the Committee a self-assessment of his performance during that year, with reference to the goals and objectives established at the beginning of the year as well as challenges and opportunities that arose during the year. This self-assessment is shared with the other members of the Board of Directors, and their responses and other observations are compiled by the Chair of the Committee and discussed with our Chief Executive Officer, who then responds to the full Board.

46   Crane Co.

Compensation Discussion and Analysis

Principal Conclusions

Outcomes for 2017, which shaped the Committee’s compensation decisions in January 2018:		Outcomes for 2018, which shaped the Committee’s compensation decisions in January 2019:

(1)	Under Mr. Mitchell’s leadership, the Company executed well across all of its businesses in a mixed end market environment, achieving record adjusted operating margins of 15.2%, with adjusted EPS up 7% over the prior year, and delivered free cash flow of $269 million;
(1) Mr. Mitchell led the Company to another record year of earnings, achieving adjusted EPS of $5.99, up approximately 32% from the prior year and generating $305 million in free cash flow, maintaining a positive trajectory of performance;
(2) Mr. Mitchell successfully integrated the Crane Currency business, the Company’s second largest acquisition in its history, into a normal operating cadence and delivered adjusted EPS accretion in excess of plan;
(3) The Company delivered adjusted operating margins of 15.1%, comparable to the 15.2% in 2017, despite the impact of the Crane Currency acquisition
(4) Mr. Mitchell drove a thorough and disciplined process to evaluate a range of acquisition opportunities within a comprehensive portfolio strategy focused on increasing stockholder value;
(5) Mr. Mitchell continued to drive new product development and innovative technology enhancements across all of the Company’s businesses;
(6) Mr. Mitchell drove the Company to achieve overall core growth of just under 3% despite challenging end markets in certain of the Company’s businesses;
(7) Mr. Mitchell continued to maintain the high ethical standards expected of all of the Company’s associates, leading by example and setting the tone at the top with integrity and transparency.

(2)	Mr. Mitchell created significant stockholder value, increasing the Company’s stock price by 24%, slightly ahead of the Company’s PRSU peer group;
(3)	Mr. Mitchell led a disciplined acquisition process, completing the acquisitions of Westlock Controls Corporation and Microtronic AG in the first half of 2017, reaching agreement to acquire Crane & Co. (“Crane Currency”) in December (which was completed in January 2018), and actively engaging in the review of a range of other potential acquisition opportunities;
(4)	Mr. Mitchell drove the development of innovative technology and engineering excellence in the businesses, resulting in new products or significant product enhancements across all of the Company’s segments; and
(5)	Mr. Mitchell continued to lead with integrity, and communicated openly and frequently with the Company’s senior leadership teams and associates about his unwavering commitment to the highest standards of ethics in the workplace.

The Committee took these observations into account, along with the competitive data supplied by FW Cook, in approving Mr. Mitchell’s bonuses for 2017 and 2018 under the Annual Incentive Plan and in determining Mr. Mitchell’s stock-based incentive compensation grants in January 2018 and January 2019. The CEO does not participate in any deliberations regarding his own compensation.

A similar process is followed for each of the Company’s other NEOs except that it is the Chief Executive Officer who reviews the self-assessment by such executive officer and provides the conclusions and findings that help guide the compensation decisions affecting such officer; for the other NEOs, annual incentive compensation, though largely formula-based, is subject to adjustment by the CEO, and subject to review and approval by the Committee, based on assessment of individual performance.

Say-on-Pay Vote in 2018

In accordance with the Dodd-Frank Act and related rules adopted by the Securities and Exchange Commission, we presented a “Say-on-Pay” item to stockholders in 2018, which called for an advisory, non-binding vote regarding the compensation of our named executive officers in 2017 as described in the proxy statement. On this item, over 96% of the votes cast were in favor of the resolution. In light of strong stockholder support, the Committee concluded that no revisions were necessary to our executive officer compensation program in direct response to the vote.

2019 Proxy Statement   47

Compensation Discussion and Analysis

Policies and Practices Related to Our Executive Compensation Program

Compensation Risk Assessment

The Committee has established a process for assessing the potential that our compensation plans and practices may encourage our executives to take risks that are reasonably likely to have a material adverse effect on the Company. A senior management team led by the Vice President-CBS, People and Performance conducts a review of the operation and effect of our compensation plans and practices which is presented to the Committee for discussion at its February meeting. With the assistance of FW Cook, the Committee concluded that our compensation plans and practices do not encourage excessive or unnecessary risk-taking for the following reasons:

●	Our incentive plans have a mix of performance measures, including Company-wide and business unit financial measures, operational measures, and individual objectives.
●	Our compensation programs contain a balance of annual and long-term incentive opportunities.
●	We cap incentive plan payouts within a reasonable range.
●	The range of payouts from threshold to maximum payout (performance slope) under our annual incentive plan and PRSUs is calibrated for an appropriate risk profile.
●	Our stock ownership guidelines link the interests of our executive officers to those of our stockholders.
●	Our clawback policy provides a means for the Company to recover the value of incentive awards in the event any of our executive officers engage in misconduct resulting in a financial restatement.
●	The mix of PRSUs and stock options in our long-term incentive program provides a blend of relative and absolute performance measures for our senior executives.

Stock Ownership Guidelines

The Company’s stock ownership guidelines for executive officers and other key employees, which were updated in October 2016, are expressed as a multiple of base salary:

Executive Level	Minimum Ownership Level
CEO	6 x Base Salary
CFO	5 x Base Salary
Executive Officers-CEO Direct Reports	4 x Base Salary
Other Executive Officers	3 x Base Salary

Shares that count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account, and (iii) the after-tax value (65%) of TRSUs held by the executive. Neither unearned PRSUs nor unexercised stock options count for purposes of the guideline. The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of RSUs (i.e., the total shares covered by the option exercised or the RSU grant vesting less the number of shares surrendered to pay the exercise price and satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines.

As of February 28, 2019, all of the NEOs either held the requisite number of shares or were complying with the retention ratio for option exercises and RSU vestings in accordance with the guidelines.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options

Annual grants of stock options and RSUs to executive officers are made at the Committee’s regular January meeting. The Committee also grants stock options and RSUs at other dates to newly hired or promoted executives. The exercise price of stock options under the Stock Incentive Plan is equal to the fair market value at the date of grant, determined on the basis of the closing price on the date of grant.

48   Crane Co.

Compensation Discussion and Analysis

Policy with Respect to Hedging and Pledging of Company Stock

The Board has maintained a longstanding policy prohibiting any director or executive officer of the Company from (1) entering into any hedging or other transaction to limit the risk of ownership of Company stock or (2) pledging Company stock to secure any loan or advance of credit. During 2018, none of our directors and executive officers engaged in any such transactions.

Clawback Policy

Under the Company’s “clawback” policy, the Company may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers (including all the named executive officers) the annual incentive bonuses and amounts realized from stock option exercises and vesting of RSUs and PRSUs based upon financial statements that are subsequently restated, as a result of fraud or similar misconduct by such executives. The Committee administers this policy and has the discretion to determine when it is to be applied, to whom, and to which compensation. The Committee intends to review this policy when the regulations of the Securities and Exchange Commission implementing the provisions of the Dodd-Frank Act relating to clawback and the rules of the NYSE thereunder are effective.

Impact of Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid to any one NEO in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. In 2017 and prior years, the Committee designed awards under the Annual Incentive Plan, as well as PRSUs and stock options granted under equity incentive plans, that were intended to qualify for this performance-based compensation exception. However, the TCJA, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our NEOs generally will not be deductible. While the TCJA will limit the deductibility of compensation paid to the NEOs, the Committee will—consistent with its past practice—design compensation programs that are in the best long-term interests of Crane Co. and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Other Arrangements with Our Named Executive Officers

Change in Control Provisions

Each of the Company’s executive officers has an agreement that, in the event of a change in control of Crane Co., provides for continued employment for a period of three years or until normal retirement following the change in control. Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” for constructive termination, the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The annual incentive plans, stock options, and restricted stock and RSUs contain similar features which accelerate vesting in the event of termination following a change in control. The change in control agreements do not provide for any tax gross-ups, and instead cap the payments to the employee to the extent that such payments together with accelerated vesting of stock options, restricted stock, and RSUs would trigger any excise tax under Section 4999 of the Internal Revenue Code resulting from such payments (and if capping the payments provides the employee with a larger after-tax payment).

2019 Proxy Statement   49

Compensation Discussion and Analysis

As set forth below under “Potential Payments upon Termination or Change in Control,” the aggregate payments to the named executive officers under the change in control agreements, including the estimated value of continuation for three years (or until normal retirement age) of the individual’s medical coverage and other benefits, would range from $7,570,881 for Mr. Mitchell to $1,842,062 for Mr. D’Iorio. The Board of Directors has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent.

Indemnification Agreements

Crane Co. has entered into indemnification agreements with Mr. Mitchell, each other director, Messrs. Maue, Pinkham, Ellis, and D’Iorio, and the four other executive officers of Crane Co., the form of which was approved by stockholders at the 1987 annual meeting. The indemnification agreements require Crane Co. to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties, and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent, or fiduciary of Crane Co. or for another entity at the request of Crane Co., and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance.

Use of Company Aircraft

Crane Co. has entered into time share agreements with Messrs. Evans and Mitchell regarding personal use of the corporate aircraft, including aircraft leased by Crane Co. from a third-party operator. Under the agreements, Crane Co. agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay Crane Co. for each flight. The agreement with Mr. Evans provides that he pay the aggregate incremental cost of aircraft operation. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee. The agreement with Mr. Mitchell provides that he is not required to reimburse the Company for personal use until the aggregate incremental cost reaches $100,000, and thereafter is required to reimburse the Company for all incremental cost incurred above that amount. During 2018, the aggregate incremental cost to Crane Co. for personal use of the aircraft by Messrs. Evans and Mitchell, less amounts paid by them under the time share agreements, was $0 and $100,000, respectively.

50   Crane Co.

Compensation Discussion and Analysis

Management Organization and Compensation Committee Report

The Management Organization and Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in Crane Co.’s Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by:

The Management Organization and Compensation
Committee of the Board of Directors of Crane Co.

James L. L. Tullis, Chair
Donald G. Cook
Ronald C. Lindsay
Jennifer M. Pollino

2019 Proxy Statement   51

2018 Executive Compensation Tables

Annual Compensation of the Named Executive Officers

This discussion should be read together with the 2018 Summary Compensation Table and the 2018 Grants of Plan-Based Awards table below.

Base Salary — The base annual salary of the Chief Executive Officer, Mr. Mitchell, is determined by the Compensation Committee and approved by the Board of Directors. The base annual salary of each of the other NEOs is recommended by the Chief Executive Officer and approved by the Committee.

Based on the base salaries of the named executive officers, including our Chief Executive Officer, as well as the fair value of equity awards, non-equity incentive plan awards, and other compensation granted to them in 2018, base salary accounted for approximately 22% of the aggregate total compensation of the NEOs.

Stock Awards (PRSUs and TRSUs) — In January 2018 the Compensation Committee made grants of PRSUs to certain key executives, including the named executive officers. The PRSUs will vest, if at all, at the end of 2020, as determined with reference to the percentile ranking of the total stockholder return (share price appreciation plus reinvested dividends), or TSR, of Crane Co. common stock for the period from January 1, 2018 through December 31, 2020, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. The Committee also made grants of TRSUs, which will vest as to one-fourth of the award on the first, second, third, and fourth anniversaries of the date of grant.

The grants were made pursuant to the 2013 Stock Incentive Plan. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the PRSUs upon termination of employment.

Option Awards — In January 2018, consistent with previous practice, Crane Co. made annual grants of stock options to executives and other key employees including the named executive officers. Options become exercisable 25% per year over four years, and expire, unless exercised, 10 years after grant. The exercise price of the options granted on January 29, 2018 was $93.40, which was the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2013 Stock Incentive Plan by taking the closing price on the grant date. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the options upon termination of employment.

Non-Equity Incentive Plan Compensation — In January 2018, the Compensation Committee made target bonus awards pursuant to the Annual Incentive Plan to each of the Company’s executive officers (including the named executive officers). The awards became payable in cash in the first quarter of 2019 to the extent that certain performance targets were met during 2018. The target awards are shown in the 2018 Grants of Plan-Based Awards table beginning on page 55; the amounts shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2018 are the actual amounts paid.

Other Compensation — The amounts appearing in the Summary Compensation Table under the caption “All Other Compensation” are disaggregated in footnote 5 to the table.

52   Crane Co.

2018 Executive Compensation Tables

2018 Summary Compensation Table

The table below summarizes the compensation for 2018, 2017, and 2016 earned by Crane Co.’s Chief Executive Officer, its Chief Financial Officer, and each of the three other most highly paid executive officers (as determined pursuant to Securities and Exchange Commission rules) who were serving as executive officers on December 31, 2018.

Stock Awards — Amounts shown in the column headed “Stock Awards” consist of PRSUs, which vested or will vest, if at all, at the end of 2020, 2019, and 2018, respectively, based on the total stockholder return of Crane Co.’s stock relative to the S&P Midcap 400 Capital Goods Group over a three-year period; for NEOs other than Mr. Mitchell, this column also includes grants of TRSUs.

Non-Equity Incentive Compensation Awards — Amounts shown in the column headed “Non-Equity Incentive Plan Compensation” are the amounts that were paid early in the following year under the Annual Incentive Plan, in respect of the performance of the business during the indicated year, as measured against objective targets that had been set in January or February of the indicated year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Max H. Mitchell President and Chief Executive Officer	2018	1,002,000	2,644,064	1,480,003	1,212,478	—	192,576	6,531,121
	2017	970,385	2,280,000	1,519,997	1,118,618	136,293	192,082	6,217,375
	2016	915,000	2,130,003	1,419,997	1,138,077	48,545	154,257	5,805,879
Richard A. Maue Senior Vice President and Chief Financial Officer	2018	559,938	820,130	384,993	462,304	—	60,627	2,287,992
	2017	537,742	650,017	350,066	422,415	1,527	61,438	2,023,205
	2016	509,870	584,986	315,001	476,351	1,064	51,285	1,938,557
Louis V. Pinkham Senior Vice President	2018	531,185	596,460	279,997	414,946	—	62,100	1,884,688
	2017	508,840	487,516	262,495	415,941	1,087	53,657	1,729,536
	2016	493,806	654,979	245,002	430,903	806	49,613	1,875,109
Bradley L. Ellis Senior Vice President	2018	452,185	432,356	203,002	304,229	—	52,729	1,444,501
	2017	436,970	390,010	210,003	436,652	174,481	48,515	1,696,631
	2016	399,423	390,020	210,003	348,793	55,346	347,477	1,751,062
Anthony M. D’Iorio Vice President, General Counsel and Secretary	2018	393,846	372,790	175,000	307,325	—	36,293	1,285,254

(1)

Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of TRSUs and PRSUs made during 2018, 2017, and 2016. For details of individual grants of PRSUs during 2018 please see the Grants of Plan-Based Awards table below. There were no forfeitures of restricted shares, TRSUs, or PRSUs by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 6 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019.

(2)

Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Crane Co. stock made during the indicated year. For details of individual grants of stock options during 2018 please see the Grants of Plan-Based Awards table below. There were no forfeitures of Crane Co. stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 6 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019.

(3)

Amounts shown in this column for all named executive officers represent amounts determined on the basis of the indicated year’s performance and paid early in the following year under the Annual Incentive Plan. For details of the 2018 grants, including the minimum, target and maximum amounts that were potentially payable, please see the Grants of Plan-Based Awards table beginning on page 55.

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(4)	For 2018, 2017, and 2016, the amount shown in this column for Messrs. Mitchell and Ellis, and for 2018 for Mr. D’Iorio is the change in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the Crane Co. Benefit Equalization Plan) from December 31, 2018, 2017, and 2016 (the pension plan measurement dates used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2018, 2017, and 2016 respectively) to December 31, 2018, 2017 and 2016 (the pension plan measurement dates with respect to Crane’s audited financial statements for 2018, 2017, and 2016 respectively). For additional information regarding defined benefit plans, please see “Retirement Benefits” below. For 2018 for Messrs. Mitchell, Ellis and D’Iorio, the reductions in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the Crane Co. Benefit Equalization Plan) were as follows:

	Year Ended December 31,	Pension Plan for Eligible Employees ($)	Benefit Equalization Plan ($)
M. H. Mitchell	2018	(24,426)	(50,102)
B. L. Ellis	2018	(49,863)	(65,123)
A. M. D’Iorio	2018	(21,398)	—

(5)	Amounts in this column for 2018 include the following:

	Dividends Paid on Restricted Stock/RSUs* ($)	Personal Use of Company Aircraft** ($)	Personal Use of Company- Provided Car ($)	Company Contribution to Benefit Equalization Plan*** ($)	Company Contribution to 401(k) Plan ($)	Insurance Premiums ($)	Total ($)
M. H. Mitchell	—	100,000	18,763	55,369	16,350	2,094	192,576
R. A. Maue	7,493	—	14,403	21,221	16,350	1,160	60,627
L. V. Pinkham	8,926	—	12,885	20,164	16,350	3,775	62,100
B. L. Ellis	4,479	—	12,540	18,415	16,350	945	52,729
A. M. D’Iorio	5,110	—	5,939	8,365	16,192	687	36,293

*	Dividends are paid on shares of restricted stock and TRSUs at the same rate as on all other shares of Common Stock. Dividends are not accrued or paid on PRSUs until the awards are earned and shares of Common Stock are issued.
**	The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption “Use of Company Aircraft” on page 50.
***	Includes the Company contribution to the defined contribution benefit under the Benefit Equalization Plan; see “Nonqualified Deferred Compensation Benefits” below.

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2018 Grants of Plan-Based Awards

The following table gives further details of 2018 compensation as disclosed in the second, third, and fourth columns of the Summary Compensation Table.

In the table below, the rows labeled “Annual Incentive Plan” disclose target bonuses set in February 2018, at which time business performance targets were also fixed. The column headings in relation to the Annual Incentive Plan are as follows:

●	“Threshold” is the amount that would have been payable if actual performance compared to each target was at a predetermined minimum level (for example, if earnings per share had been at $4.56, or 80% of the target level), and below which no amount would have been payable;
●	“Target” is the amount that would have been payable if actual performance had been exactly equal to each of the targets (for example, if adjusted earnings per share had been $5.70); and
●	“Maximum” is the amount that would have been payable if actual performance had been a predetermined percentage above the target (for example, if earnings per share had been $6.84, or 120% of the target level, or greater).

Note that the amount shown in the Summary Compensation Table for 2018 under the heading “Non-Equity Incentive Plan Compensation” is the cash bonus actually paid, which was determined entirely by the performance of the business as compared to the targets set at the beginning of 2018.

The rows labeled “Performance RSU” disclose the target numbers of shares that may vest at the end of 2020 in respect of grants made in January 2018. Vesting will be based on the TSR of Crane Co. stock relative to the other companies in the S&P Midcap 400 Capital Goods Group over the three-year period 2018—2020. The column headings in relation to the Performance RSUs are as follows:

●	“Threshold” is the number of shares that will vest if Crane Co.’s TSR is at the 25th percentile as compared with the comparator group, and below which no amount will vest;
●	“Target” is the number of shares that will vest if Crane Co.’s TSR is at the 50th percentile (median) of the group; and
●	“Maximum” is the number of shares that will vest if Crane Co.’s TSR is at the 75th percentile or higher (however, if Crane Co.’s TSR is negative, the number of shares will not be higher than 100% of target).

In no event will the aggregate value of the shares earned exceed four times the value of the target number of shares determined at the beginning of the performance period.

The column headed “Grant Date Fair Value” shows the grant date fair value of the Performance RSUs, calculated using a formula based on the probability of various outcomes. This amount also appears in the Summary Compensation Table under the heading “Stock Awards”; please see footnote 1 to the Summary Compensation Table. The value of the shares that actually vest at the end of 2020, if any, may be higher or lower than the grant date fair value.

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The rows labeled “Stock Option” disclose the number of stock options granted in January 2018, in respect of the executive’s performance during the previous year and as an incentive for performance during future years. The amount under the heading “Grant Date Fair Value,” calculated using the Black-Scholes formula, also appears in the Summary Compensation Table under the heading “Option Awards”; please see footnote 2 to the Summary Compensation Table.

			Estimated possible payouts under non-equity incentive plan awards(2) ($)			Estimated future payouts under equity incentive plan awards(3) (#)			All Other Stock Awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
Name	Type of Award	Grant Date(1)	Threshold	Target	Max.	Threshold	Target	Max.	(#)	(#)	($/sh)(4)	($)(5)
M. H. Mitchell	Annual	2/26/18	—	1,104,675	2,209,350
	Incentive Plan
	Performance	1/29/18				5,942	23,769	47,538				2,644,064
	RSU
	Stock Option	1/29/18								83,193	93.40	1,480,003
R. A. Maue	Annual	2/26/18	—	421,200	842,400
	Incentive Plan
	Performance	1/29/18				1,472	5,889	11,778				655,092
	RSU
	Time-Based	1/29/18							1,767			165,038
	RSU
	Stock Option	1/29/18								21,641	93.40	384,993
L. V. Pinkham	Annual	2/26/18	—	373,065	746,130
	Incentive Plan
	Performance	1/29/18				1,071	4,283	8,566				476,441
	RSU
	Time-Based	1/29/18							1,285			120,019
	RSU
	Stock Option	1/29/18								15,729	93.40	279,997
B. L. Ellis	Annual	2/26/18	—	317,240	634,480
	Incentive Plan
	Performance	1/29/18				776	3,105	6,210				345,400
	RSU
	Time-Based	1/29/18							931			86,955
	RSU
	Stock Option	1/29/18								11,411	93.40	203,002
A. M. D’Iorio	Annual	2/26/18	—	280,000	560,000
	Incentive Plan
	Performance	1/29/18				669	2,677	5,354				297,789
	RSU
	Time-Based	1/29/18							803			75,000
	RSU
	Stock Option	1/29/18								9,837	93.40	175,000

(1)	All grants of PRSUs, TRSUs and stock options were effective as of the date on which the Compensation Committee voted to approve them.
(2)	The amounts shown are the estimated payouts under the Annual Incentive Plan at the time the performance targets and target bonus percentages were approved by the Compensation Committee on February 25, 2019. On January 28, 2019, the Committee approved bonus payouts for 2018 at 109.8% of target for the corporate named executive officers, 111.2% of target for Mr. Pinkham, and 95.9% of target for Mr. Ellis, based on 2018 results as adjusted for certain Special Items. See the Compensation Discussion and Analysis under “Elements of Compensation—Annual Incentive Compensation—Named Executive Officers’ Bonuses for 2018” above. Those amounts were paid in February 2019, and are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2018.
(3)	Amounts shown are the estimated number of shares that will vest in respect of grants of PRSUs made on January 29, 2018 under the 2013 Stock Incentive Plan. The actual number of shares that will vest will be determined at year-end 2020 with reference to the ranking of Crane Co.’s TSR among the TSR of the other companies in the S&P Midcap 400 Capital Goods Group over the period from January 1, 2018 through December 31, 2020. See “Elements of Compensation and 2018 Decisions—Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis on page 42.

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(4)	The exercise price of options is the fair market value of Crane Co. stock on the date of grant, determined in accordance with the terms of the 2013 Stock Incentive Plan by taking the closing market price on the date of grant.
(5)	The grant date fair values of PRSUs, TRSUs, and stock options are as follows, calculated in each case in accordance with FASB ASC Topic 718:

Type of Equity Award	Value ($)	Method of Valuation
Performance RSUs	111.24	Monte Carlo pricing model
Time-based RSUs	93.40	Closing trading price on grant date
Stock Options	17.79	Black-Scholes pricing model

2018 Option Exercises and Stock Vested

The following table provides information on all exercises of stock options, and all vestings of restricted stock, TRSUs, and PRSUs, for each of the named executive officers during 2018.

The value realized on exercise of options is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the closing price on that date, or, if the shares received were concurrently sold, as the price actually obtained), and the exercise price of the options. The value realized on vesting of TRSUs and PRSUs is computed by multiplying the number of shares by the closing price on the applicable vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/Units Acquired on Vesting (#)	Value Realized on Vesting ($)
M. H. Mitchell	40,765	1,645,728	55,859	5,217,231
R. A. Maue	17,471	704,771	13,289	1,243,639
L. V. Pinkham	—	—	12,670	1,185,782
B. L. Ellis	11,763	493,292	9,079	849,478
A. M. D’Iorio	1,993	80,218	1,549	146,885

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2018 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each named executive officer, as of December 31, 2018: (i) under the heading “Option Awards,” the number of unexercised options, whether exercisable or unexercisable, with the exercise price and expiration date of each grant; (ii) in the first and second columns under the heading “Stock Awards,” the number and market value of unvested shares of restricted stock, unvested time-based RSUs and unvested retirement shares; and (iii) in the third and fourth columns under the heading “Stock Awards,” the number and market value of unearned performance-based RSUs. No such awards have been transferred by any of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
M. H. Mitchell	92,283	—		64.78	1/27/2024			187,503	13,533,967
	101,927	33,976	(5)	58.47	1/26/2025
	108,895	108,896	(6)	43.57	1/25/2026
	29,275	87,828	(7)	73.90	1/30/2027
	—	83,193	(8)	93.40	1/29/2028
R. A. Maue	18,099	—		64.78	1/27/2024	5,352	386,307	41,806	3,017,557
	21,298	7,100	(5)	58.47	1/26/2025
	24,156	24,157	(6)	43.57	1/25/2026
	6,741	20,224	(7)	73.90	1/30/2027
	—	21,641	(8)	93.40	1/29/2028
L. V. Pinkham	4,386	—		64.78	1/27/2024	6,376	460,220	31,574	2,279,011
	6,212	6,212	(5)	58.47	1/26/2025
	18,788	18,789	(6)	43.57	1/25/2026
	5,055	15,168	(7)	73.90	1/30/2027
	—	15,739	(8)	93.40	1/29/2028
B. L. Ellis	9,049	—		64.78	1/27/2024	3,199	230,904	25,395	1,833,011
	13,311	4,437	(5)	58.47	1/26/2025
	16,104	16,105	(6)	43.57	1/25/2026
	4,044	12,135	(7)	73.90	1/30/2027
	—	11,411	(8)	93.40	1/29/2028
A. M. D’Iorio	6,205	—		64.78	1/27/2024	3,650	263,458	5,354	386,452
	4,260	1,420	(5)	58.47	1/26/2025
	4,294	4,295	(6)	43.57	1/25/2026
	1,926	5,778	(7)	73.90	1/30/2027
	—	9,837	(8)	93.40	1/29/2028

(1)	Options vest on the dates indicated in the corresponding footnote; options also vest (or continue to vest per schedule in case of retirement for certain awards) upon death, disability, retirement, or termination after a change in control. Retirement for this purpose for options granted in 2010 or later generally means termination of employment after age 65.

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(2)	Figures in this column include time-based RSUs which will vest according to the following schedule:

Vesting Date	Mitchell	Maue	Pinkham	Ellis	D’Iorio
January 25, 2019	—	774	1,750	516	482
January 26, 2019	—	513	449	321	360
January 29, 2019	—	441	321	232	200
January 30, 2019	—	508	381	305	508
January 25, 2020	—	775	1,750	517	482
January 29, 2020	—	442	321	233	201
January 30, 2020	—	507	380	304	507
January 29, 2021	—	442	321	233	201
January 30, 2021	—	508	381	305	508
January 29, 2022	—	442	322	233	201

For all grants, vesting also occurs (or continues to occur per schedule in case of retirement for certain awards) upon death, disability, or retirement, or upon a change in control. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least 10 years of service.

(3)	Computed using a price of $72.18 per share, which was the closing market price of Crane Co. stock on the last trading day of 2018.
(4)

The PRSUs granted in 2017 and 2018 will vest, if at all, on December 31, 2019 and December 31, 2020, respectively, as determined with reference to the percentile ranking of the total stockholder return (share price appreciation plus reinvested dividends), or TSR, of Crane Co. common stock for the three-year period ending on that date, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Pursuant to Securities and Exchange Commission rules, the hypothetical amounts shown in the table include the PRSUs granted in 2017 and the PRSUs granted in 2018 at the maximum (200%) level. There can be no assurance, however, that the Company’s TSR for a full vesting period will be sufficient for the PRSUs to vest, if at all, at any particular level. The PRSUs granted in 2016 became vested in early 2019, after performance results through December 31, 2018 were certified, at 185.6% of target, and are reflected in the table at that level. See “Elements of Compensation—Long-Term Equity Incentive Compensation” on page 42.

(5)	This option grant will vest 100% on January 26, 2019.
(6)	This option grant will vest 75% on January 25, 2019, and 100% on January 25, 2020.
(7)	This option grant will vest 50% on January 30, 2019; 75% on January 30, 2020; and 100% on January 30, 2021.
(8)	This option grant will vest 25% on January 29, 2019; 50% on January 29, 2020; 75% on January 29, 2021; and 100% on January 29, 2022.

Retirement Benefits

Employees Hired Prior to 2006 (defined benefit) — All employees of Crane Co. hired before January 1, 2006, including Messrs. Mitchell, D’Iorio, and Ellis, have accrued retirement benefits under the Company’s defined benefit pension plan, which was closed to employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. For all eligible salaried employees, including all of the executive officers, Crane Co. provides a retirement benefit equal to three percent of covered compensation, subject to Internal Revenue Code limits as described below, which amount is invested in the Crane Co. Savings and Investment Plan (401(k) plan) at the direction of the employee.

Effective January 1, 2013 all executive officers and other employees who were participants in the pension plan receive annual pension benefits payable under the pension plan equal to 1-2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years (prior to 2013) of the 10 years of service immediately preceding retirement less 1-2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. However, the tax code limits the total compensation taken into account for any participant under the pension plan. That limit was $275,000 for 2018, and is subject to adjustment in future years.

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Benefit Equalization Plan — The NEOs also participate in the Benefit Equalization Plan, a non-qualified, non-elective deferred compensation plan. Under the Benefit Equalization Plan, participating executives receive a benefit intended to restore retirement benefits under the Company’s regular pension plan that are limited by the Internal Revenue Code cap on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. There is no supplemental benefit based on deemed service or enhanced compensation formulas. Benefits accrued under this plan are not funded or set aside in any manner. The NEOs with defined benefit accounts in this plan are Messrs. Mitchell, and Ellis. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Effective January 1, 2014, the Benefit Equalization Plan was amended to cover participants’ benefits under the defined contribution retirement plan referenced above, and the Committee extended the participation in this Plan to 21 senior leadership executives, including all of the NEOs.

See “Nonqualified Deferred Compensation Benefits” on page 61 regarding certain employer contributions to the Benefit Equalization Plan for the year 2013 and after.

The table below sets forth the number of years of credited service and the present value at December 31, 2018 of the accumulated benefit under the Pension Plan and the Benefit Equalization Plan for each of the named executive officers covered by those plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
M. H. Mitchell	Crane Co. Pension Plan for Eligible Employees	9	284,958	—
	Crane Co. Benefit Equalization Plan	5	700,676	—
B. L. Ellis	Crane Co. Pension Plan for Eligible Employees	16	417,186	—
	Crane Co. Benefit Equalization Plan	16	620,784	—
A. M. D’Iorio	Crane Co. Pension Plan for Eligible Employees	8	244,030	—

(1)

The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the Pension Plan for Eligible Employees is subject to an additional limit under the tax code which, for 2018, does not permit annual retirement benefit payments to exceed the lesser of $220,000 or the participant’s average compensation for the participant’s three consecutive calendar years of highest compensation, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane Co. or 10 years of participation in the defined benefit plan.

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Nonqualified Deferred Compensation Benefits

The Benefit Equalization Plan was amended effective January 1, 2014 to add a defined contribution component that restores the tax-limited portion of the non-matching company contribution under the Company’s 401(k) plan. That benefit is currently three percent of a participant’s annual salary plus bonus in excess of the Internal Revenue Code compensation limit that applies under the 401(k) plan. Contributions earn interest during a plan year at a rate equal to the average 10-year Treasury Constant Maturities for the month of December immediately preceding such plan year. The contributions become vested based on the participant’s years of service at the rate of 20% per year over five years. Vested contributions, as adjusted for interest, are payable in a lump sum cash payment six months after termination of employment.

The following table shows information about the participation by each named executive officer in the Benefit Equalization Plan with respect to this employer contribution. The named executive officers do not participate in any other defined contribution nonqualified deferred compensation plans.

2018 Nonqualified Deferred Compensation

Name	Executive Contributions in 2018 ($)	Employer Contributions in 2018(1) ($)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2018 ($)
M. H. Mitchell	—	55,369	4,557	—	249,785
R. A. Maue	—	21,221	2,044	—	108,425
L. V. Pinkham	—	20,164	1,556	—	86,566
B. L. Ellis	—	18,415	1,680	—	90,076
A. M. D’Iorio	—	8,365	—	—	8,365

(1)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The named executive officers would have received certain payments or other benefits in the following circumstances, assuming that each had taken place on December 31, 2018:

●	the executive resigns voluntarily;
●	the executive is involuntarily terminated, either directly or constructively;
●	the executive retires;
●	the executive dies or becomes permanently disabled while employed;
●	a change in control of Crane Co. takes place; and
●	the executive is terminated following a change in control of Crane Co.

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Such payments or other benefits would be due to the named executive officers under the following plans and agreements:

Severance Pay

Our stated severance policy is to pay salaried employees one week per year of service upon termination for the convenience of Crane Co.; however, our prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental, and other welfare benefits and retirement benefits continuing during such period. Under this practice, if each of the named executive officers had been terminated as of December 31, 2018, the severance to which they would have been entitled (including the estimated value of continuation of welfare benefits) would have been as follows:

M. H. Mitchell	$1,032,136
R. A. Maue	$583,029
L. V. Pinkham	$548,038
B. L. Ellis	$473,943
A. M. D’Iorio	$400,687

Stock Options

Voluntary Resignation

Unvested options cancelled; vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally ranging from 90 days to the full option term (depending on the reason for termination and the year of grant)

Involuntary Termination

Unvested options cancelled; vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally ranging from 90 days to the full option term (depending on the reason for termination and the year of grant)

Retirement	Options continue to become vested and exercisable in accordance with the regular schedule, subject to compliance with a covenant not to compete with the Company
Death or Permanent Disability While Employed	Unvested options become immediately exercisable
Change in Control	No change
Termination After Change in Control	Vesting is accelerated only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control

If the then unvested stock options of each of the named executive officers had become exercisable as of December 31, 2018, and assuming the value of Crane Co. stock to be $72.18 per share, the closing price on the last trading day of 2018, the aggregate value to each of the named executive officers of exercising the options on that date would have been as follows:

M. H. Mitchell	$3,581,326
R. A. Maue	$788,473
L. V. Pinkham	$622,720
B. L. Ellis	$521,595
A. M. D’Iorio	$142,348

62   Crane Co.

2018 Executive Compensation Tables

Restricted Share Units and Performance Restricted Share Units

Voluntary Resignation	Forfeited
Involuntary Termination	Forfeited
Retirement(1)	Continue to vest in accordance with the regular schedule, subject to compliance with a covenant not to compete with the Company
Death or Permanent Disability While Employed	Immediate vesting(2)
Change in Control	No change
Termination After Change in Control	Accelerated vesting only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control(3)

(1)	Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least 10 years of service.
(2)	Vesting of PRSUs is not determined until after the applicable performance period based on the actual performance results.
(3)

For PRSUs vesting in connection with a change in control, the number of shares vesting is generally based on performance results determined through the date immediately before the change in control, except that if the change in control occurs during the first half of the performance period, the number of PRSUs vesting is based on target performance.

If the then unvested RSUs (including PRSUs) owned by each of the named executive officers had become vested as of December 31, 2018, and assuming the value of Crane Co. stock to be $72.18 per share, the closing price on the last trading day of 2018, the aggregate value to each of the named executive officers would have been as follows:

M. H. Mitchell	$4,686,142
R. A. Maue	$1,462,800
L. V. Pinkham	$1,257,987
B. L. Ellis	$845,877
A. M. D’Iorio	$456,683

Benefit Equalization Plan

Each of the named executive officers participates in the Benefit Equalization Plan described in the Compensation Discussion and Analysis at page 60 and under the caption “Retirement Benefits” on page 43. Assuming their separation from service as of December 31, 2018, they would have become entitled to the following benefits under the defined benefit and defined contribution portions of the Benefit Equalization Plan, respectively. In the event of a participant’s death, one-half of the benefit would be payable to the participant’s beneficiary.

	Defined Benefit ($)	Defined Contribution ($)
M. H. Mitchell	700,676	249,785
R. A. Maue	—	108,425
L. V. Pinkham	—	86,566
B. L. Ellis	620,784	90,076
A. M. D’Iorio	—	8,365

2019 Proxy Statement   63

2018 Executive Compensation Tables

Change in Control Agreements

Each of the named executive officers has an agreement that, in the event of a change in control of Crane Co., provides for the continuation of the employee’s then current base salary, bonus plan, and benefits for the three-year period following the change in control. The agreements are for a three-year period, but are automatically extended annually by an additional year unless Crane Co. gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane Co. without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses. All accrued deferred compensation and vacation pay, employee benefits, medical coverage, and other benefits also continue for three years (or until normal retirement) after termination.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful, and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about the Company; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane Co. that results in a diminution in the position, authority, duties, or responsibilities of the employee.

If a change in control had taken place on December 31, 2018, and employment had terminated immediately thereafter, each of the named executive officers would have become entitled to the following benefits under this provision:

	Cash Payment ($)	Estimated value of continuation for three years (or until normal retirement) of medical coverage and other benefits ($)
M. H. Mitchell	7,487,222	83,659
R. A. Maue	3,374,460	64,286
L. V. Pinkham	3,262,614	45,265
B. L. Ellis	3,106,208	62,229
A. M. D’Iorio	1,840,000	2,062

Aggregate Benefit Amounts

The table below reflects the estimated aggregate compensation that each of the named executive officers would receive in the event of his voluntary resignation, involuntary termination, normal retirement at age 65, death or disability, change in control, and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2018, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

Name	Voluntary Resignation ($)	Involuntary Termination ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Change in Control and Termination ($)
M. H. Mitchell	—	1,032,136	8,267,468	8,267,468	—	15,838,349
R. A. Maue	—	583,029	2,251,273	2,251,273	—	5,690,019
L. V. Pinkham	—	548,038	1,880,707	1,880,707	—	5,188,586
B. L. Ellis	—	473,943	1,367,743	1,367,743	—	4,535,909
A. M. D’Iorio	—	400,687	599,031	599,031	—	2,441,093

64   Crane Co.

2018 Executive Compensation Tables

Pay Ratio

As of December 31, 2018, Crane Co. had 10,829 employees located in 31 countries around the world, of whom 5,562 were located in the United States. For the calendar year 2018, the estimated median of the annual total compensation of all those employees worldwide (excluding our CEO) was $68,940 and the estimated median of the annual total compensation of all those employees located in the United States (excluding our CEO) was $76,400. The total compensation of our CEO, Max Mitchell, in 2018 was $6,531,121 (see “2018 Summary Compensation Table” on page 53), which was 95 times the compensation of the median employee worldwide, and 85 times the compensation of the median employee in the United States. As permitted by SEC rules, we used the same median employees (worldwide and United States) for 2018 as we identified for 2017, because there have been no significant changes to our workforce or pay design for 2018 that we believe would significantly change our CEO pay ratio results, excluding for this purpose the employees acquired as a result of the Crane Currency transaction that closed in January 2018 (approximately 1,226 employees).

The median employee identified for 2017 in our US population left the company during 2018, and in accordance with SEC rules we substituted for 2018 another employee identified in the 2017 population who had substantially similar compensation (based on the compensation used to identify the median employee in 2017 as described below). The following briefly describes the process we used to identify our median employees for 2017, based on our employee population as of December 31, 2017:

●	We used a statistical sampling technique to identify each median employee, randomly selecting 301 of our worldwide employees and 251 of our United States employees. We then identified the individual in each of the two samples who received the median compensation (using for this purpose salary (including base wages), bonus and overtime actually paid during 2017). We then determined the 2018 annual total compensation of those two employees as shown above on the same basis as used for the CEO in the Summary Compensation Table.
●	In accordance with SEC rules, our sampling of the worldwide group excluded all employees located in 23 countries who together comprise fewer than 5% of all Crane Co. employees. We excluded employee populations in the following countries, each of which has no more than 21 employees: Argentina, Austria, Belgium, Brazil, Egypt, Greece, Hong Kong, Italy, Kenya, Korea, Malaysia, the Netherlands, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, Singapore, South Africa, Spain; in Australia and Dubai, each with approximately 44 employees; and in Ukraine, with approximately 100 employees. After excluding employees in these countries, our pay ratio calculation included 9,122 of our total 9,546 employees for 2017.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to use a wide range of methodologies, estimates, and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

2019 Proxy Statement   65

Beneficial Ownership of Common Stock by Directors and Management

Crane Co. believes that officers and other key employees, in order to focus their attention on growth in stockholder value, should have a significant equity stake in the Company. We therefore encourage our officers and key employees to increase their ownership of and to hold Crane Co. stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis at page 32. Directors also receive a majority of their annual retainer, and may elect to receive the entire retainer, in the form of DSUs issued under the Stock Incentive Plan. Beneficial ownership of stock by the non-executive directors and nominees, the executive officers named in the Summary Compensation Table, all other executive officers as a group, and all directors, nominees, and executive officers of Crane Co. as a group as of January 31, 2019 is as follows:

		Amount and Nature of Beneficial Ownership
Title of Class	Name of Beneficial Owner	Shares Owned Directly or Beneficially(1)	Stock Options, DSUs, and RSUs that Have Vested or Will Vest Within 60 Days	Shares in Company Savings Plan (401(k))	Total Shares Beneficially Owned(2)	Percent of Class	Share Units Under Incentive Stock Plans Vesting After 60 Days(3)

Common Stock	M. R. Benante	—	7,021	—	7,021	*	—
	D. G. Cook	2,071	20,482	—	22,553	*	—
	R. S. Evans	443,424	24,482	—	467,906	*	—
	R. C. Lindsay	307	13,868	—	14,175	*	—
	P. R. Lochner, Jr.	350	25,025	—	25,375	*	—
	E. McClain	—	10,553	—	10,553	*	—
	C. G. McClure, Jr.	153	2,857	—	3,010	*	—
	M. H. Mitchell	216,726	470,878	2,692	690,296	*	—
	J. M. Pollino	—	10,553	—	10,553	*	—
	J. L. L. Tullis	1,010	24,982	—	25,992	*	—
	R. A. Maue	54,782	101,623	1,614	158,019	*	5,390
	L. V. Pinkham	33,819	59,037	458	93,314	*	5,181
	B. L. Ellis	181,720	61,894	7,190	250,804	*	2,962
	A. M. D’Iorio	6,823	24,637	400	31,860	*	3,237
	Other Executive
	Officers (4 persons)	86,751	125,383	2,592	214,726	*	6,635
	Total—Directors, Nominees and Executive Officers as a Group (18 persons)	1,027,936	983,275	14,946	2,026,157	3.39%	23,405

*	Less than one percent.
(1)

Includes Crane Co. shares that are owned directly, and shares that are owned by trusts or by family members and are attributable to the director or officer pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934.

66   Crane Co.

Beneficial Ownership of Common Stock by Directors and Management

(2)

Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Stockholders of Crane Co. below); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 582,470 shares of Common Stock held in trusts for the pension plans of Crane Co. and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Messrs. Maue, D’Iorio, and J. A. Lavish, all of whom are executive officers of Crane Co., are the trustees of The Crane Fund. Messrs. Maue, D’Iorio, Lavish and C. A. Baron, Jr., all of whom are executive officers of Crane Co., and Ms. T.A. Pelton, are the trustees of the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of January 31, 2019, employees and former employees of Crane Co. held approximately 1,105,098 shares of Common Stock in the Crane Co. Savings and Investment Plan.

(3)

Includes time-based RSUs vesting more than 60 days after the Record Date, which are subject to vesting as shown in footnote 2 to the 2018 Outstanding Equity Awards at Fiscal Year-End table on page 58, and are subject to forfeiture if established service conditions are not met. Performance-based RSUs, which will vest, if at all, on December 31, 2019 and December 31, 2020, are not included.

2019 Proxy Statement   67

Principal Stockholders of Crane Co.

The following table sets forth the ownership by each person who owned of record or was known by Crane Co. to own beneficially more than 5% of our common stock as of December 31, 2018.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Crane Fund(1)
	140 Sylvan Ave, #5
	Englewood Cliffs,
	NJ 07632	7,778,416		13.0%
Common Stock	BlackRock, Inc.
	40 East 52nd Street
	New York, NY 10022	7,150,304	(3)	12.0%
Common Stock	UBS Group
	AG Bahnhofstrasse 45
	PO Box CH-8021
	Zurich, Switzerland	4,715,335		7.93%
Common Stock	The Vanguard Group
	100 Vanguard Blvd.
	Malvern, PA 19355	4,166,790	(4)	7.63%
Common Stock	GAMCO Investors, Inc.
	One Corporate Center
	Rye, NY 10580-1435	3,231,148	(5)	5.40%
(1)

The Crane Fund, a trust established for the benefit of former employees in need, is managed by trustees appointed by the Board of Directors of Crane Co. The incumbent trustees are A.M. D’Iorio, J.A. Lavish, and R.A. Maue, all of whom are executive officers of Crane Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2)

As reported in a Schedule 13G filed on February 15, 2019 by UBS Group AG, giving information on shareholdings as of December 31, 2018. According to the Schedule 13G, UBS Group AG, a bank as defined in Section 3(a)(6) of the Securities Act of 1933, has shared voting power and shared dispositive power over 4,715,335 shares of Crane Co. stock.

(3)

As reported in a Schedule 13G filed on January 24, 2019 by BlackRock, Inc., giving information on shareholdings as of December 31, 2018. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 6,256,897 shares, and sole dispositive power over 7,150,304 shares, of Crane Co. stock.

(4)

As reported in a Schedule 13G filed February 11, 2019 by The Vanguard Group, giving information on shareholdings as of December 31, 2018. According to the Schedule 13G, The Vanguard Group, an investment adviser, has sole voting power over 23,520 shares, shared voting power over 5,699 shares, sole dispositive power over 4,512,419 shares, and shared dispositive power over 24,838 shares of Crane Co. stock.

(5)

As previously filed with the Securities and Exchange Commission, the amount shown represents the aggregate of holdings of Crane Co. stock reported by GAMCO Investors, Inc. et al. (2,150,448) and Gabelli Funds, LLC (1,080,700) giving information on shareholdings as of December 31, 2018. According to documents previously filed with the Securities and Exchange Commission, Gabelli Funds, LLC is an investment adviser registered under the Investment Advisers Act of 1940, and a wholly-owned subsidiary of GAMCO Investors, Inc., which is a NYSE listed asset management and financial services company.

68   Crane Co.

Section 16(a) Beneficial Ownership Reporting Compliance

For the year ended December 31, 2018, based solely upon our review of the reports filed by our directors and executive officers under Section 16(a) and representations provided to us by our directors and executive officers, we believe that each director and executive officer filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time.

2019 Proxy Statement   69

Questions and Answers About These Proxy Materials and the Annual Meeting

Why did I receive these materials?

Crane Co. is sending this Proxy Statement and form of proxy card, together with its Annual Report, to you and all of our stockholders, to ask you to appoint proxies to represent you at the Annual Meeting on April 29, 2019.

If a quorum does not attend or is not represented by proxy, the meeting will have to be adjourned and rescheduled. In order to avoid unnecessary expense, the Board of Directors of the Company is asking you to submit a proxy for your shares so that even if you do not attend the meeting, your shares will be counted as present at the meeting, and voted according to your instructions.

Unless you expect to attend the meeting in person, please sign, date, and return the enclosed proxy in the envelope provided, or use the internet address or the toll-free telephone number on the proxy card. Please return your proxy promptly to ensure that your shares are voted at the meeting, no matter how large or how small your holdings may be.

What is the agenda for the Annual Meeting?

At the Annual Meeting, stockholders will vote on three matters:

(1)	the election of each of Martin R. Benante, Donald G. Cook, Michael Dinkins, R. S. Evans, Ronald C. Lindsay, Ellen McClain, Charles G. McClure, Jr., Jennifer M. Pollino, James L. L. Tullis and Max H. Mitchell to the Board of Directors,
(2)	a proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2019, and
(3)	a proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers.

Our management will also make a brief presentation about the business of Crane Co., and representatives of Deloitte & Touche LLP will make themselves available to respond to any appropriate questions from the floor.

The Board does not know of any other business that will be presented at the Annual Meeting. The form of proxy gives the proxies discretionary authority with respect to any other matters that come before the Annual Meeting, which means that if any such matter arises, the individuals named in the proxy will vote according to their best judgment.

How does the Board of Directors recommend that I vote?

The Board unanimously recommends that you vote for each of the nominees for director; for ratification of the selection of Deloitte & Touche LLP to continue as our independent auditors; and for the non-binding advisory vote regarding executive compensation.

Who can attend the Annual Meeting?

Any stockholder of Crane Co., any past or present employee, and other invitees may attend the Annual Meeting.

Who can vote at the Annual Meeting?

Anyone who owned shares of our Common Stock at the close of business on February 28, 2019, the “Record Date,” is entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment of the meeting. Each share is entitled to one vote.

A complete list of stockholders as of the Record Date will be open to the examination of any stockholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for 10 days before the meeting, as well as at the meeting.

70   Crane Co.

Questions and Answers About These Proxy Materials and the Annual Meeting

How many votes are required for each question to pass?

Nominees for the Board of Directors will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the meeting.

Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

What are “Broker non-votes”?

Under the rules of the NYSE, brokers holding shares for customers have authority to vote on certain matters even if the broker has not received instructions from the customer, but they do not have such authority as to other matters. For the questions on the agenda for this year’s Annual Meeting, member firms of the NYSE may vote without specific instructions from beneficial owners on the ratification of the selection of auditors, but not on the election of directors or the approval of the compensation paid by the Company to certain executive officers.

“Broker non-votes” are shares held in record name by brokers or nominees, as to which the broker or nominee (i) has not received instructions from the beneficial owner or person entitled to vote, (ii) does not have discretionary voting power under NYSE rules or the document under which it serves as broker or nominee, and (iii) has indicated on the proxy card, or otherwise notified us, that it does not have authority to vote the shares on the question.

What will be the effect of abstentions and broker non-votes?

Stockholders may abstain from voting on any proposal expected to be brought before the meeting.

Abstentions and broker non-votes will have no effect on the election of directors, as each nominee will be elected if the number of votes cast in favor of such nominee exceeds the number of votes cast against such nominee. Abstentions are not treated as votes cast.

Abstentions and broker non-votes will have no effect on any of the other proposals, because they will not count as votes cast for or against the question and will not be included in calculating the number of votes necessary for approval.

What constitutes a quorum for the meeting?

According to the By-laws of Crane Co., a quorum for a meeting of stockholders consists of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy. On the Record Date there were 59,882,003 shares of common stock issued and outstanding, so at least 29,941,002 shares must be represented at the meeting for business to be conducted. If a quorum does not attend or is not represented, the Annual Meeting will have to be postponed.

Shares of common stock represented by a properly signed and returned proxy are treated as present at the Annual Meeting for purposes of determining a quorum, whether the proxy is marked as casting a vote or abstaining. Shares represented by “broker non-votes” are also treated as present for purposes of determining a quorum.

Who will count the votes?

A representative of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

How can I cast my vote?

You can vote by completing and mailing the enclosed proxy. We ask you to mark your choices, sign, date, and return the proxy as soon as possible in the enclosed postage prepaid envelope.

All stockholders of record, and many street name holders, can also give voting instructions at the website www.investorvote.com/cr using the instructions on the enclosed proxy card, or by touchtone telephone from the United States and Canada using the toll-free number listed on the proxy card, proving their identity by using the Personal Identification Number shown on the card. Both procedures allow stockholders to appoint the designated proxies to vote their shares and to confirm that their instructions have been properly recorded.

2019 Proxy Statement   71

Questions and Answers About These Proxy Materials and the Annual Meeting

You can attend the Annual Meeting and vote your shares in person; if you do, you should bring the enclosed proxy card with you as proof of the number of shares you owned on the Record Date.

What if I submit a proxy but don’t mark it to show my preferences?

If you return a properly signed proxy without marking it, it will be voted in accordance with the Board’s recommendations on all proposals.

What if I submit a proxy and then change my mind?

If you submit a proxy, you can revoke it at any time before it is voted by submitting a written revocation to the Corporate Secretary, or by submitting a new proxy, or by voting in person at the Annual Meeting. However, if you have shares held through a brokerage firm, bank, or other custodian, you can revoke an earlier proxy only by following the custodian’s procedures.

Who is paying for this solicitation of proxies?

Crane Co. will pay the cost of this solicitation of proxies for the Annual Meeting. In addition to soliciting proxies through the mail using this Proxy Statement, we may solicit proxies by telephone, facsimile, electronic mail, and personal contact. These solicitations will be made by our regular employees without additional compensation. We have also engaged Alliance Advisors LLC to assist in this solicitation of proxies, and we have agreed to pay that firm approximately $15,000. Banks, brokerage houses, and other institutions, nominees, and fiduciaries will be asked to forward the proxy materials to the beneficial owners of the common stock they hold of record, and will be reimbursed for their reasonable expenses in forwarding such material.

Where can I learn the outcome of the vote?

The Corporate Secretary will announce the preliminary voting results at the meeting, and we will publish the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the meeting.

How and when can I propose that an item be considered at next year’s annual meeting and included in next year’s proxy statement?

The By-laws provide that the annual meeting of stockholders will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2020 annual meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 16, 2019. In addition, under the By-laws, if security holders intend to nominate directors or present proposals at the 2020 annual meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 31, 2019 and no later than January 30, 2020. If we do not receive notice by that date, then such proposals may not be presented at the 2020 Annual Meeting.

* * * * *

We urge stockholders who do not expect to attend in person to sign, date, and return the enclosed proxy in the envelope provided, or to use the internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

Anthony M. D’Iorio
Secretary

72   Crane Co.

CRANE CO.
Executive Offices
100 First Stamford Place
Stamford, CT 06902
203.363.7300
www.craneco.com

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 8:00 a.m. Eastern Daylight Time on April 29, 2019, except as set forth on the reverse with respect to Crane Co. Savings and Investment Plan Shares.
Online Go to www.investorvote.com/cr or scan the QR code — login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/cr

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

2019 Annual Meeting Proxy Card
▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Martin R. Benante	☐	☐	☐	02 - Donald G. Cook	☐	☐	☐	03 - Michael Dinkins	☐	☐	☐
04 - R. S. Evans	☐	☐	☐	05 - Ronald C. Lindsay	☐	☐	☐	06 - Ellen McClain	☐	☐	☐
07 - Charles G. McClure, Jr.	☐	☐	☐	08 - Max H. Mitchell	☐	☐	☐	09 - Jennifer M. Pollino	☐	☐	☐
10 - James L. L. Tullis	☐	☐	☐

		For	Against	Abstain
2.	Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2019.	☐	☐	☐

		For	Against	Abstain
3.	Say on Pay - An advisory vote to approve the compensation paid to certain executive officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02ZRFF

INVESTOR INFORMATION

Visit our website at www.craneco.com where you will find detailed information about the Company, its business segments and its financial performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive email notification of Crane Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Investor Alerts” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically email you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

ELECTRONIC DELIVERY OF PROXY MATERIALS

Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor.

You can locate your account number on your stock certificate, dividend check or plan statement.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/cr

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CRANE CO.

Annual Meeting of Stockholders April 29, 2019

Proxy Solicited by Board of Directors for Annual Meeting

The undersigned does hereby appoint and constitute R. S. Evans, M. H. Mitchell and A. M. D’Iorio and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 28, 2019 at the Annual Meeting of Stockholders of Crane Co. to be held at the Hilton Hotel, Aspen Meeting Room, 1 Stamford Place, Stamford, Connecticut 06902 on Monday, April 29, 2019 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

This proxy also covers all shares, if any, for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co. Savings and Investment Plan. If voting instructions for such Savings and Investment Plan shares are not received by the proxy tabulator by April 22, 2019 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or internet website on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, FOR Proposal 2 and FOR Proposal 3.

(Items to be voted appear on reverse side)

C	Non-Voting Items
Change of Address — Please print new address below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and FOR Proposal 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Martin R. Benante	☐	☐	☐	02 - Donald G. Cook	☐	☐	☐	03 - Michael Dinkins	☐	☐	☐
04 - R. S. Evans	☐	☐	☐	05 - Ronald C. Lindsay	☐	☐	☐	06 - Ellen McClain	☐	☐	☐
07 - Charles G. McClure, Jr.	☐	☐	☐	08 - Max H. Mitchell	☐	☐	☐	09 - Jennifer M. Pollino	☐	☐	☐
10 - James L. L. Tullis	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2019.	☐	☐	☐	3.	Say on Pay - An advisory vote to approve the compensation paid to certain executive officers.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02ZRGG

INVESTOR INFORMATION

Visit our website at www.craneco.com where you will find detailed information about the Company, its business segments and its financial performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive email notification of Crane Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Investor Alerts” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically email you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

ELECTRONIC DELIVERY OF PROXY MATERIALS

Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor.

You can locate your account number on your stock certificate, dividend check or plan statement.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CRANE CO.

Annual Meeting of Stockholders April 29, 2019

Proxy Solicited by Board of Directors for Annual Meeting

The undersigned does hereby appoint and constitute R. S. Evans, M. H. Mitchell and A. M. D’Iorio and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 28, 2019 at the Annual Meeting of Stockholders of Crane Co. to be held at the Hilton Hotel, Aspen Meeting Room, 1 Stamford Place, Stamford, Connecticut 06902 on Monday, April 29, 2019 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

This proxy also covers all shares, if any, for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co. Savings and Investment Plan. If voting instructions for such Savings and Investment Plan shares are not received by the proxy tabulator by April 22, 2019 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, FOR Proposal 2 and FOR Proposal 3.

(Items to be voted appear on reverse side)